UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NORTHEAST UTILITIES

(Name of Registrant as Specified In Its Charter)

NORTHEAST UTILITIES

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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2008 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Trustees and the management of Northeast Utilities, it is my pleasure to invite you to attend the 2008 Annual Meeting of Shareholders of Northeast Utilities on Tuesday, May 13, 2008, at 10:30 a.m., at the offices of Public Service Company of New Hampshire, Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101 (directions are on the reverse side).

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We are very pleased that John S. Clarkeson, the Chairman Emeritus of The Boston Consulting Group, Inc., is a new nominee for the Board this year. In addition, our meeting agenda will include a discussion of the operations of the Northeast Utilities system companies and an opportunity for questions.

This year, we are pleased to announce that we are taking advantage of the new Securities and Exchange Commission rule that authorizes companies to furnish proxy materials to their shareholders over the Internet. This process expedites the delivery of proxy materials and allows materials to remain easily accessible to shareholders.

On March 31, 2008, we mailed to certain shareholders our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders’ use of this new process, including how to access our 2008 Proxy Statement and Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how shareholders may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.

Whether or not you plan to attend the meeting, it is important that your shares be represented at the meeting. You may vote your shares over the Internet or by calling a toll-free telephone number. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy materials.

On behalf of your Board of Trustees, I thank you for your continued support of Northeast Utilities.

Very truly yours,

CHARLES W. SHIVERY

Chairman of the Board, President and

Chief Executive Officer

March 31, 2008

Directions to

Public Service Company of New Hampshire

Energy Park

780 North Commercial Street

Manchester, NH 03101

Phone: (800) 562-3190

General Directions

From Hartford:

Take I-84 East to Sturbridge, Massachusetts and the Massachusetts Turnpike (I-90). Take the Massachusetts Turnpike East to Exit 10, I-290. Take I-290 East through Worcester, Massachusetts to I-495. Take I-495 North to Route 3 in Lowell, Massachusetts. Take Route 3 towards Nashua, New Hampshire. Route 3 will become the Everett Turnpike toll road. (Do not follow signs for U.S. Route 3, which goes off the highway onto local roads.) After the toll booth in Bedford, New Hampshire, continue North to Manchester. The highway will become I-293 North. Take exit 6, Amoskeag Bridge exit. Stay in the right lane once off the exit ramp and turn right at the fork next to the Ramada Inn. Cross the Amoskeag Bridge in the right lane, and then take the exit for Canal Street. At the end of the ramp for Canal Street, turn right at the traffic light onto Commercial Street. Public Service Company of New Hampshire (PSNH) Energy Park is about 50 yards down Commercial Street on the right. (Approximately 2 1/2 hours).

From New York City:

Take I-95 North to New Haven, Connecticut. In New Haven, exit onto I-91 North. Follow I-91 to Hartford and then take Exit 29 (North Routes 5 and 15 to I-84 East) onto I-84. Once on I-84, follow directions from Hartford, above. (Approximately 5 hours).

From Boston:

Take I-93 North to the exit for I-293 North. Take I-293 to Exit 6, Amoskeag Bridge exit. Stay to the right off the exit ramp and bear right after the Ramada Inn. Cross the Amoskeag Bridge, and then take the exit for Canal Street. At the end of the ramp for Canal Street, turn right at the traffic light onto Commercial Street. PSNH Energy Park is about 50 yards down Commercial Street on the right. (Approximately 1 hour).

From Burlington, Vermont and points North:

Take I-89 to I-93. Travel South on I-93 to I-293. Take I-293 South to Exit 6, Amoskeag Bridge Exit. At the end of the ramp, bear right at the fork and you will be on Eddy Road. You will soon enter a large rotary. Move into the right lane and bear right at the fork next to the Ramada Inn. Cross the Amoskeag Bridge staying in the right lane, and then take the exit for Canal Street. At the end of the ramp for Canal Street, turn right at the traffic light onto Commercial Street. PSNH Energy Park is about 50 yards down Commercial Street on the right.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 13, 2008

To the Shareholders of Northeast Utilities:

Notice is hereby given that the Annual Meeting of Shareholders of Northeast Utilities (NU or the Company) will be held on Tuesday, May 13, 2008, at 10:30 a.m., at the offices of Public Service Company of New Hampshire, Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101, for the following purposes:

1.	To elect twelve nominees as Trustees, the names of whom are set forth in the accompanying Proxy Statement, for the ensuing year;

2.	To ratify the selection of Deloitte & Touche LLP as independent auditors for 2008; and

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 14, 2008 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please ensure your shares are represented by voting either through the Internet, by telephone or by completing, signing, dating and returning the accompanying proxy in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary a revocation, a proxy bearing a later date (including by means of Internet or telephone vote) or by voting in person at the meeting.

By order of the Board of Trustees,

KERRY J. KUHLMAN

Vice President and Secretary

107 Selden Street

Berlin, Connecticut 06037

Mailing Address:

Post Office Box 270

Hartford, Connecticut 06141-0270

March 31, 2008

IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

- i -

NORTHEAST UTILITIES 107 Selden Street Berlin, Connecticut 06037

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 13, 2008

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on May 13, 2008 at 10:30 a.m., and at any adjournment of that meeting, at the offices of Public Service Company of New Hampshire, Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101.

Under rules and regulations recently adopted by the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner of Northeast Utilities common shares (common shares), we have mailed a Notice of Internet Availability of Proxy Materials to each shareholder who holds fewer than 100 common shares and have made available to these shareholders our proxy materials, which include our Proxy Statement and Annual Report, over the Internet. Shareholders who received a Notice of Internet Availability of Proxy Materials by mail did not receive a printed copy of the proxy materials. However, these shareholders are entitled to request copies of these materials by following the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials also includes instructions for accessing the proxy materials online and for voting common shares via telephone or the Internet.

We mailed the Notice of Internet Availability of Proxy Materials to shareholders on or about March 31, 2008.

If you hold common shares in your own name and not through a broker or another nominee, you may vote your common shares as follows:

•	Access the Internet website listed on the proxy card included with this Proxy Statement or appearing on the Notice of Internet Availability of Proxy Materials and vote online;

•	Call the toll-free telephone number listed on the proxy card included with this Proxy Statement or appearing on the Notice of Internet Availability of Proxy Materials;

•	If you received a printed copy of our proxy materials by mail, then complete, sign, date and mail the proxy card in the enclosed envelope; or

•	Attend the Annual Meeting and vote in person.

If your common shares are held by a broker, bank or other nominee (i.e., in street name), you should receive instructions from that person or entity that you must follow in order to vote these common shares. You also will be able to vote these common shares by telephone or internet.

Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke a proxy at any time before it is voted, as follows:

•

Deliver either a written notice of revocation of the proxy or a duly executed proxy bearing a later date addressed to O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270;

•	Re-vote on the Internet or by telephone; or

•	Attend the Annual Meeting and vote in person.

If you vote using the Internet, by telephone or by mailing a proxy card, the proxies will vote your common shares as you direct. For the election of Trustees, you can specify whether your shares should be voted for all, some or none of the listed nominees for Trustee. With respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors, you may vote “for” or “against” the proposal or you may abstain from voting on the proposal.

If you vote using the Internet, by telephone or by mailing a proxy card without indicating your instructions, the proxies will vote your shares consistent with the recommendations of our Board of Trustees as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically for the election of reach Trustee nominee and for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors. If any other matters are properly presented at the Annual Meeting for consideration, then the proxies will have discretion to vote your common shares on those matters. As of the date of the Proxy Statement, we did not know of any other matters to be presented at the Annual Meeting.

Only holders of common shares of record at the close of business on March 14, 2008 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were approximately 47,566 holders of record and 156,420,690 common shares outstanding. You are entitled to one vote on each matter to be voted on at the annual meeting for each common share that you held on the record date. There is no cumulative voting.

The principal office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105. The general offices of Northeast Utilities and its subsidiaries are located at 107 Selden Street, Berlin, Connecticut 06037, and the mailing address is Post Office Box 270, Hartford, Connecticut 06141-0270. This Proxy Statement, the accompanying proxy card and annual report are being mailed to shareholders commencing on or about March 31, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	WHAT AM I VOTING ON?

A:	You are being asked by the Board of Trustees of Northeast Utilities to vote on two proposals. The first proposal is the election of twelve nominees to our Board of Trustees. The Corporate Governance Committee of the Board of Trustees has nominated twelve persons for election as Trustees. Eleven nominees were elected as Trustees at our 2007 Annual Meeting of Shareholders and are currently serving as Trustees. The twelfth nominee, Mr. John S. Clarkeson, is not currently serving as a Trustee and is being presented to shareholders for election for the first time. For more information on each nominee, please turn to “Election of Trustees” beginning on page 7.

You also are being asked to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent auditors for 2008. For more information on this selection, please turn to “Ratification of the Selection of Auditors” beginning on page 65.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not described in this Proxy Statement is legally and properly brought before the Annual Meeting by a shareholder, the individuals designated as proxies will vote on the matter in accordance with their judgment of what is in the best interest of Northeast Utilities.

Q:	WHO IS ENTITLED TO VOTE?

A:	You are entitled to vote at the annual meeting if you held common shares on the record date, March 14, 2008. If you received a Notice of Internet Availability of Proxy Materials, it indicates the number of common shares that you held on the record date. If you received printed proxy materials, the enclosed proxy card indicates the number of common shares that you held on the record date. As of the record date, 156,420,690 common shares were issued and outstanding. You are entitled to one vote on each matter to be voted on at the annual meeting for each common share that you held on the record date.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•

You can vote using the Internet. Follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (EDT) on May 12, 2008. You may access this Proxy Statement and related materials by going to http://bnymellon.mobular.net/bnymellon/nu. If you received a Notice of Internet Availability of Proxy Materials, you should follow the instructions appearing on the Notice.

•

You can vote by telephone. The proxy card and the Notice of Internet Availability of Proxy Materials each includes a toll-free number you can call to vote your common shares. Voting by telephone is available 24 hours a day and will close at 11:59 p.m. (EDT) on May 12, 2008.

•

You can vote by mail. If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the paper proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

•	You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting.

•	If your common shares are held by a broker, bank or other nominee (i.e., in street name), you should receive instructions from that person or entity that you must follow in order to vote your common shares. You may vote by mail by requesting a voting instruction card in accordance with the instructions received from your broker or other agent. Complete, sign and date the voting instruction card provided by the brokers or other agents and return it in the pre-addressed, postage-prepaid envelope provided to you. You also will be able to vote these shares by Internet or telephone.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	The presence in person or by proxy at the Annual Meeting of the holders of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required for a quorum in order to hold the meeting.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR TRUSTEE?

A:	The affirmative vote of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required to elect a Trustee.

Q.	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP AS NORTHEAST UTILITIES’ INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2008?

A:	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent auditors for the year ending December 31, 2008.

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. Abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against the proposal to ratify the selection of Deloitte & Touche LLP. However, because the election of each Trustee requires the affirmative vote of at least a majority of the common shares outstanding and entitled to vote at the Annual Meeting, abstentions, broker non-votes and votes withheld with respect to a particular nominee will have the same effect as a vote against such nominee. If you vote using the Internet, by telephone or by mailing a proxy card, the proxies will vote your common shares as you direct. If you vote using the Internet, by telephone or by mailing a proxy card without indicating your instructions, the proxies will vote your common shares consistent with the recommendations of our Board of Trustees as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically for the election of reach Trustee nominee and for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2008.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of The Bank of New York, our Registrar and Transfer Agent, will count the votes.

Q:	WHAT ARE BROKER NON-VOTES?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (NYSE). On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.” The election of our Trustees and the ratification of the selection of our auditors are considered “routine” matters.

Q:	WHAT SHARES ARE COVERED BY THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND PROXY CARD?

A:	For each account in which you own common shares:

•	Directly in your name as the shareholder of record; or

•	Indirectly through a broker, bank or other holder of record;

you should have received either: (i) a Notice of Internet Availability of Proxy Materials; or (ii) a paper or electronic proxy card.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD?

A:	If you receive more than one Notice of Internet Availability of Proxy Materials and/or more than one proxy card, then you have multiple accounts in which you own common shares. Please follow all instructions to ensure that all of your shares are voted. In addition, for your convenience, we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York. If you have any questions concerning common shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, you may contact the Investors Relations Department of The Bank of New York by mail at P.O. Box 11258, Church Street Station, New York, New York 10286-1258, by telephone at (800) 999-7269 or on the Internet at www.stockbny.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•

Delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270;

•	Re-voting on the Internet or by telephone until 11:59 p.m. (EDT) on May 12, 2008; or

•	Attending the Annual Meeting and voting in person.

Q:	WHEN IS THE DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS?

A:	You may submit proposals for consideration at the 2009 Annual Meeting, including Trustee nominations, in accordance with the following:

To include a proposal in our Proxy Statement for the 2009 Annual Meeting of Shareholders, proposals by shareholders must be received by our Secretary at our principal executive offices no later than November 30, 2008, and must satisfy the conditions established by the Securities and Exchange Commission. Written notice of proposals of shareholders to be considered at the 2009 Annual Meeting without inclusion in next year’s proxy statement must be received on or before February 13, 2009 in order to be considered timely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934. If a notice is received after February 13, 2009, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the Proxy Statement. Proposals should be addressed to: O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:

We will bear the cost of soliciting proxies on behalf of the Board of Trustees. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or electronic mail, by Trustees, officers or employees of Northeast Utilities or its affiliate, Northeast Utilities Service Company, who will not be specially compensated for such activities, and by employees of The Bank of New York, our Transfer Agent and Registrar. We have also retained Morrow & Co., LLC, a professional proxy soliciting firm, to assist in the solicitation of proxies for a fee of $12,000, plus reimbursement of certain out-of-pocket expenses. We also will request persons, firms and other companies holding shares in their names or in the name of their nominees, which are beneficially owned by others as of March 14, 2008, to send proxy materials to and obtain proxies from the beneficial owners, and we will reimburse those holders for any reasonable expenses that they incur.

Q:	HOW CAN I OBTAIN ELECTRONIC ACCESS TO THE PROXY MATERIALS, INSTEAD OF RECEIVING MAILED COPIES?

A:	This Proxy Statement and our 2007 Annual Report are available on our website at www.nu.com in the Investors section under the link entitled “Financial & SEC Reports.” You may elect to enroll in “electronic access” to receive future proxy statements and annual reports electronically instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by visiting www.bnymellon.com/shareowner/isd and following the instructions. You will need to enter your shareholder account number and other information to verify your identity. If your common shares are held by a broker, bank or other nominee (i.e., in street name), and you wish to enroll in electronic access, you should contact your broker.

If you choose to receive future proxy statements and annual reports electronically, each year we will timely notify you when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct us otherwise. You need not elect electronic access each year.

Q:	WHERE CAN I GET A COPY OF THE NORTHEAST UTILITIES ANNUAL REPORT?

A:	If you were a shareholder of record on March 14, 2008 you should have received a copy of our Annual Report to Shareholders for the year ended December 31, 2007 either with this Proxy Statement or prior to its receipt. If you have not received the Annual Report to Shareholders or if you would like a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission, you may request one, free of charge, from the Corporate Secretary’s office at the following address:

O. Kay Comendul

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

Our Annual Report on Form 10-K is also available on our website at www.nu.com/investors/ reports/sec.asp.

PROPOSAL 1

ELECTION OF TRUSTEES

Our Board of Trustees oversees the business affairs and management of Northeast Utilities. The Board currently consists of 11 Trustees, only one of whom, Charles W. Shivery, our Chairman of the Board, President and Chief Executive Officer, is a member of management.

Twelve persons have been nominated for election as Trustees at the Annual Meeting to serve until the next annual meeting and until their successors have been elected and qualified. Unless you specify otherwise, the enclosed proxy will be voted to elect the nominees named on pages 7-11 below as Trustees. Except for Mr. Clarkeson, each nominee has been previously elected as a Trustee by shareholders and is currently serving as a Trustee.

If one or more of the nominees should become unavailable for election, which the Board of Trustees does not currently anticipate, the proxy may be voted for a substitute person or persons, but not more than a total of 12 nominees. The Northeast Utilities Declaration of Trust, as amended by the shareholders in 2000, provides for a total of 13 Trustees in order to afford the Board of Trustees the flexibility to add Trustees with targeted expertise as appropriate between annual meetings of shareholders.

Set forth on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience. Each nominee has indicated he or she will stand for election and will serve as a Trustee if elected. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee. Abstentions, broker non-votes and withheld votes will be counted in the determination of quorum and will have the same effect as a vote against a nominee.

The Board of Trustees recommends that shareholders vote FOR the election of the nominees listed below

RICHARD H. BOOTH, 61
Trustee since 2001.

Mr. Booth is Chairman and a director of HSB Group, Inc. , a specialty insurer and reinsurer, and Chairman and a director of Hartford Steam Boiler Inspection and Insurance Company, a provider of insurance and engineering services and investments. He is also a corporate officer of American International Group responsible for the company’s Strategic Relationship Group. From January 2000 until July 2007, he was Chairman and Chief Executive Officer and a director of Hartford Steam Boiler Inspection and Insurance Company. He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of CPAs, the Hartford Society of Financial Analysts, the Society of Financial Service Professionals and the Association for Investment Management & Research. Mr. Booth is a member of the Boards of WorldBusiness Capital LLC, Century Capital Management, the MetroHartford Alliance, Inc. and the Florence Griswold Museum, and a member of the Governor’s Competitiveness Council and the Advisory Council of the Urban League of Greater Hartford. Mr. Booth received B.S. and M.S. degrees from the University of Hartford and is a Certified Public Accountant.

JOHN S. CLARKESON, 64
Nominee for Trustee.

Mr. Clarkeson has served as the Chairman Emeritus of The Boston Consulting Group, Inc. since 2007. Previously, Mr. Clarkeson served as Co-Chairman of the Board of The Boston Consulting Group, Inc. from 2004 to 2007, Chairman of The Boston Consulting Group, Inc. from 1998 to 2003, and Chief Executive Officer and President from 1986 to 1997. He is a Director of the Cabot Corporation and the National Bureau of Economic Research, a trustee of Educational Testing Service, the Massachusetts General Physicians Organization, Inc. and Wellesley College, and a member of the INSEAD board. Mr. Clarkeson received an A.B. degree magna cum laude from Harvard College, where he was a Harvard National Scholar, and an M.B.A. from Harvard Business School.

COTTON M. CLEVELAND, 55
Trustee since 1992.

Ms. Cleveland has been President of Mather Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations, since 1981. She is a Director of The National Grange Mutual Insurance Company and the Ledyard National Bank and the Moderator of the Town of New London, New Hampshire and the New London/Springfield Water Precinct. Ms. Cleveland has served on the Board of the New Hampshire Center for Public Policy and as a Director of Bank of Ireland First Holdings. Ms. Cleveland has also served as Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the Governor’s Commission on New Hampshire in the 21st Century, and as an Incorporator for the New Hampshire Charitable Foundation. Ms. Cleveland received a B.S. magna cum laude from the University of New Hampshire, Whittemore School of Business and Economics.

SANFORD CLOUD, JR., 63
Trustee since 2000.

Mr. Cloud has been Chairman and Chief Executive Officer of The Cloud Company, LLC, a real estate development and business investment firm, since 2005. Mr. Cloud is a past President and Chief Executive Officer of the National Conference for Community and Justice, a former partner at the law firm of Robinson and Cole and served for two terms as a state senator of Connecticut. A former Vice President of Corporate Public Involvement of Aetna Inc., Mr. Cloud is currently a Director of The Phoenix Companies, Inc. and Ironwood Mezzanine Fund, L.P. He is also a Director of the MetroHartford Alliance, Inc., The Connecticut Health Foundation and the University of Connecticut Medical Health Center. Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary.

JAMES F. CORDES, 67
Trustee since 2001.

Mr. Cordes has over 30 years’ experience in the natural gas business, having served as Executive Vice President of The Coastal Corporation and President of the Natural Gas Group of The Coastal Corporation (retired 1997) and President of American Natural Resources Company. Mr. Cordes is a Director of Comerica, Inc. He is past chairman of the Interstate Natural Gas Association of America and has served as a Director and member of the Executive Committee of the American Gas Association. He has also served as a Director and member of the Executive Committees of both the Detroit Symphony and the Houston Symphony. Mr. Cordes received a B.S. from St. Louis University, an M.B.A. from Creighton University, and an M.S. in Industrial and Management Systems Engineering from the University of Nebraska.

E. GAIL DE PLANQUE, 63
Trustee since 1995.

Dr. de Planque has been President of Strategy Matters, Inc., a consulting firm, and Director, Energy Strategists Consultancy, Ltd., since 1998. Dr. de Planque has over 35 years’ experience in nuclear physics and industry regulation and is a Fellow of the American Association for the Advancement of Science, Fellow and past President of the American Nuclear Society, a member of the National Academy of Engineering, and has served as a Commissioner with the United States Nuclear Regulatory Commission and as Director of the United States Department of Energy’s Environmental Measurements Laboratory. Dr. de Planque serves as a Director of BHP Billiton, Plc and BHP Billiton Ltd., Landauer, Inc., and EnergySolutions, Inc. Dr. de Planque received an A.B. cum laude in Mathematics from Immaculata University, an M.S. in Physics from the New Jersey Institute of Technology, and a Ph.D. in Environmental Health Science from New York University.

JOHN G. GRAHAM, 69
Trustee since 2003.

From 1999 to 2006, Mr. Graham served as President and Chief Executive Officer and a Director of UMICO Holdings, Inc. and UMI Insurance Company, both of Parsippany, New Jersey. From 1999 to 2005, he served as Adjunct Professor of Law at Rutgers Law School, where he taught in the fields of the law of economic regulation, energy law and insurance law. From 1999 to 2003, Mr. Graham served as a consultant to various firms concerning utility industry strategic and restructuring issues. Mr. Graham has served as Senior Vice President and Chief Financial Officer of GPU, Inc., and Chief Financial Officer of its utility subsidiaries (1987-1999), as a Director (1982-1999) and former Chairman (1995-1998) of Nuclear Electric Insurance Limited, and as a Director and member of audit, directors and compensation committees of Viatel, Inc. (1998-2002), and as a Director and audit committee chairman of Coho Energy, Inc. (2000-2001). Mr. Graham received an A.B. cum laude from Upsala College and a J.D. magna cum laude from Rutgers Law School, Newark, New Jersey.

ELIZABETH T. KENNAN, 70
Lead Trustee since 1996;
Trustee since 1980.

Dr. Kennan is the President Emeritus of Mount Holyoke College and a partner in Cambus-Kenneth Farm, a specialized horse and cattle breeder, since 2000. Dr. Kennan has served as President of Five Colleges, Incorporated, as a Trustee of Notre Dame University, and as a member of the Folger Shakespeare Library Committee and the National Committee on Library Resources, and holds honorary degrees from a number of institutions. Dr. Kennan is a Trustee of The Putnam Mutual Funds, the National Trust for Historic Preservation, Centre College and Midway College. She acted as interim Chairman of the Board of Northeast Utilities from January 1, 2004 to March 29, 2004. Dr. Kennan received an A.B. summa cum laude from Mount Holyoke College, an M.A. from Oxford University (England), and a Ph.D. from the University of Washington.

KENNETH R. LEIBLER, 59
Trustee since 2006.

Mr. Leibler is a founding partner and the former Chairman of the Boston Options Exchange (2004-February, 2007). Mr. Leibler is also a past Chairman and Chief Executive Officer of the Boston Stock Exchange (2001-2005), and a past President of Liberty Financial Companies (1990-2000), where he also served as Chief Executive Officer (1995-2000) and Chief Operating Officer (1990-1995). He also held various positions at the American Stock Exchange, including President and Chief Operating Officer as well as Chief Financial Officer (1975-1990). Mr. Leibler is a Trustee of The Putnam Mutual Funds, a director of The Ruder Finn Group, a Trustee of Beth Israel Deaconess Medical Center, and a past Vice Chairman of the Board of Directors of ISO New England, the independent operator of New England’s bulk electric transmission system. Mr. Leibler received a B.A. magna cum laude from Syracuse University.

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ROBERT E. PATRICELLI, 68
Trustee since 1993.

Mr. Patricelli has been Chairman and Chief Executive Officer of Women’s Health USA, Inc., a provider of women’s health care services, since 1997 and of Evolution Benefits, Inc., a provider of employee benefit services, since 2000. Mr. Patricelli was Chairman, President and Chief Executive Officer of Value Health, Inc. (1987-1997) and previously served as Executive Vice President of CIGNA Corporation and President of CIGNA’s Affiliated Businesses Group. Mr. Patricelli has also held various positions in the federal government, including White House Fellow, counsel to a United States Senate Subcommittee, Deputy Undersecretary of the Department of Health, Education and Welfare and Administrator of the United States Urban Mass Transportation Administration. Mr. Patricelli is a Director of CuraGen Corporation and Prodigy Health Group. He is also a Director of the MetroHartford Alliance, Inc., The Bushnell and The Connecticut Center for Science and Exploration. Mr. Patricelli received a B.A. from Wesleyan University and a J.D. from Harvard Law School, and was a Fulbright Scholar at the University of Paris.

CHARLES W. SHIVERY, 62
Trustee since 2004.

Mr. Shivery has been Chairman of the Board, President and Chief Executive Officer of Northeast Utilities since March 29, 2004 and Chairman and a Director of The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company since January 19, 2007. Mr. Shivery assumed his current position at Northeast Utilities after serving as interim President beginning in January 2004. From June 2002 until December 2003, Mr. Shivery served as President-Competitive Group of Northeast Utilities, as President and Chief Executive Officer and a Director of NU Enterprises, Inc., and as Chairman and a Director of most of Northeast Utilities’ competitive subsidiaries. In 2002, Mr. Shivery retired from Constellation Energy Group, Inc. (Constellation), parent company of Baltimore Gas and Electric Company (BG&E) and other energy-related businesses, having held numerous senior management positions at Constellation. Mr. Shivery is a Director of Energy Insurance Mutual, the Connecticut Business & Industry Association, Association of Edison Illuminating Companies, Connecticut Science Center, Connecticut Children’s Medical Center, Edison Electric Institute, and the Electric Power Research Institute. Mr. Shivery received B.A. and B.S. degrees from The Johns Hopkins University and an M.B.A. from the University of Baltimore.

JOHN F. SWOPE, 69
Trustee since 1992.

During 1999 and 2000, Mr. Swope served as President and Chief Executive Officer of Public Broadcasting Service. Mr. Swope, an attorney, served as of counsel to the law firm of Sheehan Phinney Bass + Green PA from 1995 to 1997, and as President of Chubb Life Insurance Company of America from 1980 to 1994, after serving in various executive capacities at Chubb Life and its predecessor companies since the early 1970’s. Mr. Swope is a Director of the New Hampshire Business Committee for the Arts and New Hampshire Public Radio, a Trustee of The Currier Museum of Art and Tabor Academy, and a Member of the Corporation at the Woods Hole Oceanographic Institution. Mr. Swope received a Bachelor’s Degree from Amherst College and a J.D. from Yale Law School.

GOVERNANCE OF NORTHEAST UTILITIES

Board Committees and Responsibilities

The Board of Trustees of Northeast Utilities has six standing committees: the Audit Committee, the Compensation Committee, the Corporate Responsibility Committee, the Corporate Governance Committee, the Executive Committee and the Finance Committee, each of which consists of members appointed by the Trustees upon the recommendation of the Corporate Governance Committee. None of the committee members is employed by us or our subsidiaries, except for Mr. Shivery, our Chairman, President and Chief Executive Officer (CEO), who is a member of the Executive Committee. The Corporate Governance Committee performs the functions of a nominating committee. The Board of Trustees has adopted a written charter for each of its committees and for the Lead Trustee as well as written Corporate Governance Guidelines. The Corporate Governance Guidelines and committee charters are available on our website at the internet addresses appearing in the committee descriptions below. Printed copies of these documents are available to any shareholder upon written request to our Assistant Secretary at the address set forth on page 6 of this Proxy Statement. The table below shows the Trustees who currently serve on each committee and number of committee meetings conducted in 2007. The functions of the committees are described in the paragraphs following the table.

Board Committees
Name	Audit	Compensation	Corporate Governance	Corporate Responsibility	Executive	Finance
Richard H. Booth	VC	M			M	C
Cotton M. Cleveland		M	VC	M
Sanford Cloud, Jr.		M	C	M	M
James F. Cordes	M	M		C	M
E. Gail de Planque		C	M	M	M
John G. Graham	C				M	M
Elizabeth T. Kennan *	M	M	M	M	VC	M
Kenneth R. Leibler	M		M			VC
Robert E. Patricelli		VC	M			M
Charles W. Shivery					C
John F. Swope	M			VC		M
Committee Meetings	10	12	12	4	0	7

C:	Committee Chair
VC:	Committee Vice Chair
M:	Committee Member
*	Lead Trustee

Audit Committee

The Audit Committee consists of Mr. Graham (Chair), Mr. Booth (Vice Chair), Mr. Cordes, Dr. Kennan, Mr. Leibler, and Mr. Swope.

The Audit Committee meets independently with the internal and independent auditors of Northeast Utilities and its subsidiaries and with management at least quarterly. Following each committee meeting, the Audit Committee reports to the full Board. The Audit Committee reviews and evaluates the auditors’ activities, procedures and recommendations to assist the Board of Trustees in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to select or replace the independent auditors and is directly responsible for their compensation and oversight of their work. No member of the Audit Committee is employed by Northeast Utilities or its subsidiaries. Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange and Securities and Exchange Commission. The Board of Trustees has affirmatively determined that Messrs. Booth, Graham and Leibler are “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission. Each member of the Audit Committee meets the independence requirements of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines. A copy of the Committee’s charter, which has been adopted by our Board of Trustees, is available on our website at www.nu.com/investors/corporate_gov/ charter_audit.asp.

Compensation Committee

The Compensation Committee consists of Dr. de Planque (Chair), Mr. Patricelli (Vice Chair), Mr. Booth, Ms. Cleveland, Mr. Cloud, Mr. Cordes, and Dr. Kennan. The Board of Trustees has affirmatively determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines.

The Compensation Committee is responsible for the compensation and benefits programs for all executive officers in the Northeast Utilities system and has overall authority to establish and interpret our executive compensation programs. The Compensation Committee is also responsible for equity grants and retirement benefit plans for all employees. The Compensation Committee establishes and reviews our executive compensation strategy in order to align organization strategies, goals and performance with appropriate compensation for our executive officers and Trustees. The Compensation Committee evaluates components of total compensation and assesses performance against goals, market competitive data and other appropriate factors. The Compensation Committee is authorized to grant share awards to our executive officers. The Compensation Committee makes recommendations to the Board and shareholders with respect to the adoption, amendment or termination of executive compensation and benefits plans, policies and practices. The Compensation Committee has sole authority to select and retain independent experts and consultants in the field of executive compensation to provide advice with respect to market data, competitive information, and executive compensation trends. The Compensation Committee also reviews and approves the compensation of the non-employee members of the Board of Trustees.

Our CEO works with the Compensation Committee Chair and our Senior Vice President & General Counsel to establish the agenda for Compensation Committee meetings, but our CEO does not have the ability to call Compensation Committee meetings. The compensation consultant may initiate contact with our CEO, but our CEO may not initiate contact with the consultant without the consent of the Chair of the Compensation Committee. Annually, the Compensation Committee and the Corporate Governance Committee meet together to review and approve corporate goals and individual objectives relevant to the compensation of the CEO, and to evaluate the CEO’s performance in light of those goals and objectives. While the CEO suggests appropriate goals, he does not participate in establishing individual performance measures or targets that affect his compensation. The Compensation Committee and the Corporate Governance Committee meet together in executive session to establish performance criteria for the CEO and to recommend to the independent Trustees the CEO’s total compensation based on the annual evaluation. In addition, in collaboration with the CEO, the Compensation Committee oversees the evaluation of those executive officers reporting directly to the CEO. When establishing corporate goals, individual objectives and total compensation for these executive officers and certain other elected officers, the Compensation Committee considers recommendations from the CEO, the Vice President of Human Resources and the Director of Human Resources (Compensation and Benefits) as well as advice from compensation consultants.

In September 2006, the Compensation Committee retained Semler Brossy Consulting Group (Semler Brossy) to perform an annual competitive assessment of our compensation programs and practices, construct appropriate peer groups, provide market competitive compensation data, recommend an appropriate mix of compensation elements, assist the Compensation Committee in performing the CEO performance evaluation, and update the Compensation Committee on emerging trends. Since September 2006, Semler Brossy’s representative has attended all Compensation Committee meetings. Semler Brossy has been engaged to perform work only for the Compensation Committee and not for Northeast Utilities.

The Compensation Committee has delegated the negotiation of certain compensation arrangements and administration of the Compensation Committee’s responsibilities to certain executive officers. These executive officers work with the Compensation Committee and Semler Brossy to propose compensation elements that provide appropriate incentives to meet our goals and reward performance by identifying components of our business plan that are critical to achieving our corporate earnings objectives. Further, executive officers provide context regarding the degree of difficulty in attaining certain goals. In 2007, the Compensation Committee delegated to the Compensation Committee Chair and our CEO the authority to negotiate and agree upon compensation arrangements for several of our executive officers, including the executive officers responsible for (i) strategic planning; (ii) transmission projects, engineering and maintenance; (iii) communications; and (iv) financial planning. None of these executive officers is a “Named Executive Officer” in this Proxy Statement. The Compensation Committee has not delegated any of its responsibilities to any other persons. A copy of the Compensation Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_compensation.asp.

Compensation Committee meetings may include the compensation consultant as well as members of management and others invited by the Chair of the Compensation Committee. The Compensation Committee also meets in executive session. The Chair of the Compensation Committee reports to the full Board following each committee meeting.

Corporate Governance Committee

The Corporate Governance Committee consists of Mr. Cloud (Chair), Ms. Cleveland (Vice Chair), Dr. de Planque, Dr. Kennan, Mr. Leibler, and Mr. Patricelli. The Corporate Governance Committee is responsible for developing, overseeing and regularly reviewing our Corporate Governance Guidelines and related policies. The Corporate Governance Committee also serves as a nominating committee, establishing criteria for new Trustees and identifying and recommending prospective Board candidates. In addition, the Corporate Governance Committee evaluates the performance of the Board and its committees. In conjunction with the Compensation Committee, the Committee reviews and approves corporate goals and objectives related to CEO compensation and establishes and implements the CEO evaluation process. Following each meeting, the Corporate Governance Committee reports to the full Board. No member of the Corporate Governance Committee is employed by Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Corporate Governance Committee meets the independence requirements of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_corporate_gov.asp.

Corporate Responsibility Committee

The Corporate Responsibility Committee consists of Mr. Cordes (Chair), Mr. Swope (Vice Chair), Ms. Cleveland, Mr. Cloud, Dr. de Planque, and Dr. Kennan. The Corporate Responsibility Committee reviews the policies and practices of Northeast Utilities and its subsidiaries on public issues having broad social or community significance, the implementation of those policies and the Company’s and subsidiaries’ conduct of business as responsible corporate citizens. The Corporate Responsibility Committee’s responsibilities include oversight of our environmental, safety, diversity, and compliance and ethics activities, with the exception of those actions relating to financial, accounting or auditing matters, which are reviewed by the Audit Committee. Following each meeting, the Corporate Responsibility Committee reports to the full Board. No member of the Corporate Responsibility Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/ charter_corporate_affairs.asp.

Executive Committee

The Executive Committee consists of Mr. Shivery (Chair), Dr. Kennan (Vice Chair), Mr. Booth, Mr. Cloud, Mr. Cordes, Dr. de Planque, and Mr. Graham. The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in our Declaration of Trust, during the intervals between meetings of the Board. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_corporate_exec.asp.

Finance Committee

The Finance Committee consists of Mr. Booth (Chair), Mr. Leibler (Vice Chair), Mr. Graham, Dr. Kennan, Mr. Patricelli, and Mr. Swope. The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. Following each meeting, the Finance Committee reports to the full Board. No member of the Finance Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_finance.asp.

The Lead Trustee

Dr. Kennan was designated as the Lead Trustee for the Board of Trustees in 1996 and served throughout 2007 in that capacity. As Lead Trustee, her duties include acting as a liaison between the Board and our Chief Executive Officer, organizing the Board’s evaluation of the Chief Executive Officer, chairing non-management and (in the absence of the Chairman and the Vice Chairman, if any) executive sessions of the Board, and leading the Board in anticipating and responding to problems where management’s performance may be in question. A copy of the Lead Trustee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_lead.asp.

Meetings of the Board and its Committees

In 2007, the Board of Trustees held 14 regular meetings, the non-management Trustees held three meetings, and the Board, the non-management Trustees and the Committees of the Board held a total of 57 meetings, taking into account that certain meetings were jointly held by various committees. In 2007, each Trustee attended at least 97% of the aggregate number of meetings of the Board of Trustees and meetings of all Committees of the Board on which he or she served. All members of the Board of Trustees attended the Annual Meeting of Shareholders held on May 8, 2007. Our Trustees are expected to attend our annual meeting, but we do not have a formal policy addressing this subject.

SELECTION OF TRUSTEES

As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become Trustees and to recommend to the Board a slate of trustee candidates to be submitted to a vote of our shareholders at the Annual Meeting of Shareholders.

As provided in our Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with the following qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to our business activities. The Corporate Governance Committee also seeks diversity in gender, ethnicity and personal background when considering trustee candidates.

Applying these criteria, the Corporate Governance Committee considers trustee candidates suggested by its members as well as by management and shareholders. The Committee has from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

Shareholders wishing to provide information concerning potential candidates for membership on the Board of Trustees may address such information, in writing, to the Secretary of the Company at the mailing address set forth on page 6 of this Proxy Statement. The communication must identify the writer as a shareholder of Northeast Utilities and provide sufficient detail for the Corporate Governance Committee to consider the nominee’s qualifications.

COMMUNICATIONS FROM SHAREHOLDERS AND OTHER INTERESTED PARTIES

Interested parties, including shareholders, who desire to communicate directly with the Board of Trustees, the non-management Trustees as a group, or individual Trustees, including the Lead Trustee, Dr. Kennan, should send written communications in care of our Secretary at the mailing address set forth on page 6 of this Proxy Statement. The Secretary will review each communication and forward all communications that properly identify the sender to the intended recipient or recipients.

THE CODE OF ETHICS AND THE STANDARDS OF BUSINESS CONDUCT

We have adopted a Code of Ethics for Senior Financial Officers (Chief Executive Officer, Chief Financial Officer and Controller) and a Standards of Business Conduct which is applicable to all of the Trustees, directors, officers, employees, contractors and agents of Northeast Utilities and its subsidiaries. The Code of Ethics is available on our website at www.nu.com/investors/corporate_gov/code_ethics.asp and our Standards of Business Conduct are available on our website at www.nu.com/investors/corporate_gov/ NU_SBC_2007.pdf. You may obtain a printed copy of the Code of Ethics and the Standards of Business Conduct, without charge, by contacting our Assistant Secretary at the address set forth on page 6 of this Proxy Statement. Any amendments to or waivers under the Code of Ethics or the Standards of Business Conduct will be posted to our website at www.nu.com/investors/corporate_gov/default.asp.

TRUSTEE INDEPENDENCE

We have adopted Corporate Governance Guidelines incorporating independence standards that meet the listing standards of the New York Stock Exchange. In addition, we have adopted an additional standard under which a charitable relationship will not be considered to be a material relationship that would impair a Trustee’s independence if a Trustee serves as an officer or director of a charitable organization, and our discretionary charitable contributions to the organization, in the aggregate, do not exceed the greater of: (a) $200,000; or (b) two percent of the organization’s total annual charitable receipts or latest publicly available operating budget. The Trustee Independence Guidelines are available on our website at www.nu.com/investors/corporate_gov/trustee_independence.asp.

The Corporate Governance Committee of the Board of Trustees conducts an annual review of the independence of the members of the Board and reports its findings to the full Board. Applying the Corporate Governance Guidelines, the Committee, assisted by legal counsel and based on responses to questionnaires completed by the Trustees, reviewed and considered relationships and transactions between Northeast Utilities, its affiliates and subsidiaries, on the one hand, and each nominee for Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand. The Committee also reviewed Northeast Utilities’ charitable donations to organizations where the nominees for Trustee or their immediate family members serve as officers or directors. Similarly, the Committee examined relationships and transactions between each nominee for Trustee and (a) our senior management and (b) our independent auditors. The Committee determined that none of these relationships were material to the nominees for Trustee or likely to impair the independence of any of the nominees for Trustee.

The Board of Trustees separately considered that Northeast Utilities and its subsidiaries in the ordinary course of business have during the last three years sold products and services to, and/or purchased products and services from, companies at which some of the nominees for Trustee were directors or, in the case of Messrs. Booth, Cloud and Patricelli, executive officers, during 2007. In each case, the amounts paid to or received from these companies in each of the last three years did not exceed the two percent of total revenue threshold in the Corporate Governance Guidelines. The Board determined that none of the relationships it considered were material to the nominees for Trustee or likely to impair the independence of any of the nominees for Trustee.

As a result of this review, based on the recommendation of the Corporate Governance Committee, on February 12, 2008, the Board of Trustees affirmatively determined that all of the nominees for election as Trustee at the Annual Meeting, with the exception of Mr. Shivery, our President and Chief Executive Officer, satisfied the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the current listing standards and rules of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Trustees adopted a Related Party Transactions Policy on December 11, 2007. The Policy is administered by the Corporate Governance Committee. The Policy generally defines a “Related Party Transaction” as any transaction or series of transactions in which (i) Northeast Utilities or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Party” has a direct or indirect material interest. A “Related Party” is defined as any Trustee or nominee for Trustee, any executive officer, any shareholder owning more than 5% of our total outstanding shares, and any immediate family member of any such person. Management submits to the Corporate Governance Committee for consideration any Related Party Transaction into which we propose to enter. The Corporate Governance Committee recommends to the Board of Trustees to approve only those transactions that are in our best interests. Related Party Transactions are considered in light of the requirements set forth in our Standards of Business Conduct, including the Conflicts of Interest Policy, and our Code of Ethics for Senior Financial Officers. If management causes us to enter into a Related Party Transaction prior to approval by the Committee, the transaction will be subject to ratification by the Board of Trustees. If the Board determines not to ratify the transaction, then management will make all reasonable efforts to cancel or annul such transaction.

COMMON SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides, as of March 1, 2008, information as to persons who are known to us to beneficially own more than five percent of the common shares of Northeast Utilities. We do not have any other class of voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Lord, Abbett & Co. 90 Hudson Street, 11th Floor Jersey City, NJ 07302	10,891,828	(1)	7.0%

(1)	Pursuant to a Statement on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008, Lord, Abbett & Co. has the sole power to vote or direct the vote of 10,891,828 common shares and the sole power to dispose or direct the disposition of 10,891,828 common shares.

COMMON SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

The table below shows the number of our common shares beneficially owned as of March 1, 2008 by each of our Trustees, one nominee for election as Trustee, and each executive officer named in the Summary Compensation Table, as well as the number of common shares beneficially owned by all of our Trustees, the nominee and the executive officers as a group. Trustees and executive officers are subject to share ownership guidelines that are described in greater detail elsewhere in this Proxy Statement.

	Amount and Nature of Beneficial Ownership (1)
Name	Shares		Options (2)	Total	Percent of Class	Restricted Share Units (3)
Richard H. Booth	1,000		5,000	6,000	*	21,248
Gregory B. Butler	27,633	(4)(5)(6)	0	27,633	*	43,172
Cotton M. Cleveland	7,732		12,500	20,232	*	19,262
Sanford Cloud, Jr.	22,044		0	22,044	*	9,018
John S. Clarkeson	0		0	0	*	0
James F. Cordes	11,148		5,000	16,148	*	14,499
E. Gail de Planque	18,032		7,500	25,532	*	6,396
John G. Graham	600		0	600	*	22,621
Cheryl W. Grisé	74,330	(5)(7)(8)	0	74,330	*	1,901
Elizabeth T. Kennan	4,638		0	4,638	*	21,694
Jean M. LaVecchia	9,572	(5)	22,900	32,472	*	17,607
Kenneth R. Leibler	3,832		0	3,832	*	3,775
David R. McHale	13,092	(5)(6)(7)	0	13,092	*	42,107
Leon J. Olivier	18,205	(5)	0	18,205	*	45,199
Robert E. Patricelli	28,337		12,500	40,837	*	3,000
Charles W. Shivery	47,068	(5)(9)	29,024	76,092	*	312,442
John F. Swope	9,861		12,500	22,361	*	18,259
All Trustees and Executive Officers as a Group (20 persons)	304,810		106,924	411,734	*	629,776

*	Less than 1% of common shares outstanding.

(1)	The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by each of them, except as noted below.

(2)	Reflects common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after March 1, 2008

(3)	Includes unissued common shares consisting of restricted share units, deferred restricted share units and/or deferred shares, including dividend equivalents, as to which none of the individuals has voting or investment power. Also includes phantom common shares, representing employer matching contributions distributable only in cash, held by executive officers (except for Mr. McHale) who participate in our Deferred Compensation Plan for Executives. Accordingly, these securities have been excluded from the “Total” column.

(4)	Includes 24,850 shares owned jointly by Mr. Butler and his wife with whom he shares voting and investment power.

(5)	Includes common shares held in the 401k Plan for the Employee Stock Ownership Plan account over which the holder has sole voting and no investment power (Mr. Butler: 2,388 shares; Mrs. Grisé: 3,967 shares; Ms. LaVecchia: 1,790 shares; Mr. McHale: 3,014 shares; Mr. Olivier: 1,150 shares; and Mr. Shivery: 1,304 shares).

(6)	Includes common shares held in a 401k Plan NU Common Shares Fund over which the holder has sole voting and no investment power (Mr. Butler: 395 shares and Mr. McHale: 1,445 shares).

(7)	Includes common shares held in the 401k Plan TRAESOP/PAYSOP account over which the holder has sole voting and no investment power (Mrs. Grisé: 778 shares and Mr. McHale: 100 shares).

(8)	Includes 265 shares held by Mrs. Grisé’s husband as custodian for their children. Mrs. Grisé and her husband share voting and investment power with respect to these 265 shares. Mrs. Grisé retired on July 1, 2007.

(9)	Includes 1,500 shares owned jointly by Mr. Shivery and his wife with whom he shares voting and investment power.

COMPENSATION DISCUSSION AND ANALYSIS

OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

The fundamental objective of our Executive Compensation Program is to motivate executives and key employees to support our strategy of investing in and operating businesses that benefit customers, employees, and shareholders. As a holding company for several regulated utilities, we are also responsible to our franchise customers to provide energy services reliably, safely, with respect for the environment and our employees, and at a reasonable cost.

The Executive Compensation Program supports its fundamental objective through the following design principles:

•

Attract and retain key executives by providing total compensation competitive with that of other executives employed by companies of similar size and complexity. The program relies on compensation data obtained from consultants’ surveys of companies and from a customized peer group to ensure that compensation opportunities are competitive and capable of attracting and retaining executives with the experience and talent required to achieve our strategic objectives. As we continue to grow and improve our transmission, distribution, and regulated generation systems, having the right talent will be critical.

•

Establish performance-based compensation that balances rewards for short-term and long-term business results. The program motivates executives to run the business well in the short term, while executing the long-term business plan to benefit both our customers and shareholders. The program aims to strike a balance between the short- and long-term programs so that they work in tandem. It also ensures that long-term objectives are not sacrificed to achieve short-term goals or vice versa.

Incentive plan performance criteria are based on a combination of financial, operational, stewardship, and strategic goals that are essential to the achievement of our business strategies. This linkage to critical goals helps to align executives with our key stakeholders—customers, employees, and shareholders. The long-term program also compares performance relative to a group of comparable utility companies.

•

Reward corporate and individual performance. Overall compensation has many metrics based on corporate performance but is also highly differentiated based on individual performance. The annual incentive program rewards both team performance (measured by adjusted net income) and individual performance (including individualized financial, operational, stewardship and strategic metrics). Long-term incentives are composed of a performance cash program and restricted share units (RSUs). The performance cash program pays out based on the achievement of corporate goals (cumulative net income, average return on equity, average credit rating and relative total shareholder return). The size of RSU grants reflects corporate performance during the preceding fiscal year as well as individual performance and contribution, but the ultimate value of the RSUs is based on corporate total shareholder return.

•

Encourage long-term commitment to the Company. Utility companies provide a public service and have a long-term commitment to ensure that customers receive reliable service day after day. Meeting this commitment requires specialized skills and institutional knowledge that are learned over time through local industry experience. These skills include familiarity with the regions and communities that we serve, government regulations, and long-term energy policies. In addition, utility companies rely on long-term capital investments to serve their customers.

As a result, public utilities benefit from long-service employees. We have structured our executive compensation programs to build long-term commitment as well as shareholder alignment. Providing competitive compensation opportunities and offering programs such as RSUs and supplemental retirement benefits that vest and increase in value over time encourage long-term employment. Executive share ownership guidelines are another program component intended to build long-term shareholder alignment and commitment.

The executive officers listed in the Summary Compensation Table in this Proxy Statement whose compensation is discussed in this CD&A are referred to as the “Named Executive Officers” or “NEOs.” For 2007, our Named Executive Officers are:

•	Charles W. Shivery, Chairman of the Board, President and Chief Executive Officer

•	David R. McHale, Senior Vice President and Chief Financial Officer

•	Leon J. Olivier, Executive Vice President-Operations

•	Gregory B. Butler, Senior Vice President and General Counsel

•	Jean M. LaVecchia, Vice President-Human Resources, Northeast Utilities Service Company

•	Cheryl W. Grisé, Former Executive Vice President

ELEMENTS OF 2007 COMPENSATION

Set forth below is a brief description and the objective of each material element and the additional benefits of our executive compensation program:

Compensation Element	Description	Objective
Base Salary	Fixed compensation Usually increased annually during the first quarter based on individual performance, competitive market levels, strategic importance of the role and experience in the position

Compensate officers for fulfilling their basic job responsibilities

Provide base pay commensurate with the median salaries paid to executive officers holding comparable positions in other utility companies and companies in general industry

Aid in attracting and retaining qualified personnel

Annual Incentive Program	Variable compensation based on performance against pre-established annual team and individual goals that is paid in cash in the first quarter following the end of the program year	Promote the achievement of annual performance objectives that represent business success for the Company, the executive, and his or her business unit or function

Long-Term Incentive Program	Variable compensation consisting of one-half RSUs and one-half performance cash (see below)

■ Restricted share units (RSUs)	Common share units, which vest over a three-year period, granted based on corporate performance and individual performance and contribution	Align executive and shareholder interests through share performance and share ownership Encourage a long-term commitment to the Company

■ Performance Cash Program	Long-term cash incentive that rewards individuals for corporate performance over a three-year period based on achieving pre-established levels of: • Cumulative net income • Average return on equity	Reward performance on key corporate priorities that are also key drivers of total shareholder return performance Encourage long-term thinking and commitment to the Company

Compensation Element	Description	Objective
• Average credit rating • Total shareholder return relative to a group of comparable utility companies

Supplemental Benefits	Supplemental Executive Retirement Plan, Nonqualified Deferred Compensation, and Perquisites	Supplemental benefits intended to help us attract and retain executive officers critical to our success by reflecting competitive practices

■ Supplemental Executive Retirement Plan (Supplemental Plan)

Non-qualified pension plan, providing additional retirement income to officers beyond payments provided in our standard defined benefit retirement plan, consisting of:

•      A defined benefit “make-whole” plan.

•      A supplemental “target” benefit (certain senior vice presidents and above only)

Exempt employees, including executives, hired after 2005 are ineligible for these benefits

Compensate for Internal Revenue Code limits on qualified plans Aid in retention of executives and enhance long-term commitment to the Company

■ Other Nonqualified Deferred Compensation (Deferral Plan)

Opportunity to defer base salary and annual incentives, using the same investment vehicles as the NU qualified 401(k) plan, and receive matching contributions otherwise capped by Internal Revenue Code limits on qualified plans

Each year’s matching contribution vests after three years or at retirement

For executives hired after 2005 who are ineligible to participate in our defined benefit pension plan, we make contributions of 2.5%, 4.5% and 6.5%, as applicable based on the relevant bracket for the sum of the officer’s age and years of service, on cash compensation that would otherwise be capped by Internal Revenue Code limits on qualified plans

Aid executives in tax planning by allowing them to defer taxes on certain compensation

Compensate for Internal Revenue Code limits on qualified plans

Provide a competitive benefit

Aid in retention and enhance long-term commitment to the Company

■ Perquisites

Financial planning and tax preparation reimbursement benefit

Executive physical examination reimbursement plan

Other perquisites including reimbursement of spousal travel expenses for business purposes

Encourage use of a professional to prepare tax returns and maximize value of compensation

Encourage executives to undergo regular health checks to reduce the risk of losing critical employees

Discretionary benefits intended to help our executive officers be more productive and efficient

Compensation Element	Description	Objective
Employment Agreements	Employment agreements with certain of our Named Executive Officers provide benefits and payments upon involuntary termination and termination following a change of control. Mr. Olivier and Ms. LaVecchia participate in a “Special Severance Program” that provides other benefits and payments upon termination of employment resulting from a change-in-control	Meet competitive expectation of employment Help focus executive on shareholder interests Provide income protection in the event of involuntary loss of employment

MIX OF COMPENSATION ELEMENTS

We strive to provide executive officers with base salary, annual incentive compensation and long-term incentive compensation opportunities based on performance at or above the market median over time. We establish the market median as described under the caption entitled Market Analysis, below. As a result, the annual and long-term incentive target percentages for our CEO and the other executive officers listed in the Summary Compensation Table are approximately equal to competitive median incentives.

With respect to incentive compensation, the Compensation Committee believes it is important to balance short-term goals, such as generating earnings per share, with longer term goals, such as long-term value creation and maintaining a strong balance sheet. As our executive officers are promoted to more senior positions, they assume increased responsibility for implementing our long-term business plans and strategies, and a greater proportion of their total compensation is based on performance with a long-term focus. Historically, long-term incentive compensation has been weighted more significantly than short-term incentives at target, reflecting the longer-term nature of our business plans. Accordingly, as depicted in the table below, the long-term incentive compensation targets of each of the NEOs, as percentages of base salary, are slightly higher than the median targets reflected in the utility and general industry survey data that we use to analyze executive compensation. As a result, short-term incentive compensation is generally lower. The survey data for long-term incentive compensation is based on the present value of actual long-term incentive grants. We discuss this survey data in greater detail below under the caption entitled Market Analysis.

The Compensation Committee determines total compensation for each executive officer based on the relative authority, duties and responsibilities of each office. Our CEO’s responsibilities for the daily operations and management of the Northeast Utilities System companies are significantly greater than the duties and responsibilities of our other executive officers. As a result, our CEO’s compensation is significantly higher than the compensation of our other executive officers. We regularly review market compensation data for executive officer positions similar to those held by our executive officers, including our CEO, and this market data continues to indicate that chief executive officers are typically paid significantly more than other executive officers. For 2007, target annual incentive and long-term incentive compensation opportunities for our CEO were 100% and 300% of base salary, respectively. For the remaining NEOs, target annual incentive compensation opportunities ranged from 45% to 65% of base salary and target long-term incentive compensation opportunities ranged from 85% to 150% of base salary. Mr. Olivier’s long-term incentive compensation target was fixed at 125% of his base salary, which is below a target of 150% of base salary typically provided to executive officers at his level, because his total compensation includes a special retirement benefit. Mrs. Grisé, who retired effective July 1, 2007, did not participate in the 2007 – 2009 Long-Term Incentive Program.

The following table sets forth the contribution to 2007 Total Direct Compensation (TDC) of each element of compensation, at target, reflected as a percentage of TDC, for each Named Executive Officer. Annual incentive awards and performance cash awards under the long-term incentive program were performance based and, accordingly, were at risk.

	Percentage of TDC at Target
		Performance Based (1)
			Long-Term Incentives (2)
Named Executive Officer	Base Salary	Annual Incentive	Performance Cash	RSUs (3)	TDC
Charles W. Shivery	20%	20%	30%	30%	100%
David R. McHale	32%	20%	24%	24%	100%
Leon J. Olivier	34%	22%	22%	22%	100%
Gregory B. Butler	32%	20%	24%	24%	100%
Jean M. LaVecchia	44%	20%	18%	18%	100%
Cheryl W. Grisé (4)	61%	39%	—	—	100%
NEO Average, Excluding CEO	40%	24%	18%	18%	100%

(1)	The annual incentive compensation element and the long-term incentive compensation element are performance-based.
(2)	Long-term incentive compensation at target consists of equal proportions of performance cash awards and RSUs.
(3)	RSUs are granted based on annual corporate and individual performance, but vest over three years contingent upon continued employment. The percentages reflect the target value of the RSUs on the date of grant.
(4)	Mrs. Grisé retired on July 1, 2007.

MARKET ANALYSIS

The Compensation Committee strives to provide our executive officers with compensation opportunities over time at or above the median compensation levels for executive officers of companies comparable to us. The Committee determined executive officer TDC levels in two steps. First, the Committee determined the “market” values of executive officer compensation elements (e.g., base salaries, annual incentives and long-term incentives) as well as total compensation using compensation data obtained from other companies. The Committee reviewed compensation data obtained from two sources: (i) utility and general industry survey data and (ii) customized peer group data. The Committee then reviewed the compensation elements for each executive officer with respect to the median of these market values, and considered individual performance, experience and internal pay equity to determine the amount, if any, by which the various compensation elements should exceed the median market values. Significantly, the Committee has not made a commitment to compensate our executive officers through a firm and direct connection between the compensation paid by us and the compensation paid by any of the companies from which the utility and general industry survey data and the customized peer group data was obtained.

Set forth below is a description of the sources of the compensation data used by the Compensation Committee:

•

Utility and general industry survey data. The Committee analyzed compensation information obtained from surveys of diverse groups of utility and general industry companies that represent our market for executive officer talent. The Committee used the utility and general industry survey data to determine base salaries and incentive opportunities. The compensation consultant reviewed subsets of survey data applicable to utility companies correlated to reflect entities similar in size to us. Then the Committee compared utility-specific executive officer positions, including our Executive Vice President – Operations, to utility-specific market values. For executive officer positions that have counterparts in general industry, including our CEO; Senior Vice President & Chief Financial Officer; and Senior Vice President & General Counsel, the Committee averaged general industry comparisons with utility industry comparisons weighted equally.

•

Customized peer group data. The Committee also evaluated compensation data obtained from reviews of proxy statements from a customized group of peer utility companies consisting of: (i) utilities that are substantially regulated with annual revenues that ranged from $2.5 billion to $12 billion with median annual revenues of $5.6 billion; and (ii) utilities that are less regulated and closer in size to Northeast Utilities, with annual revenues that ranged from $3 billion to $7 billion. Although we do not consider utilities that are less regulated to be direct performance peers, these companies represent potential sources of talent. The Committee considered data only for those executive officer positions where there is a title match, e.g., the CEO, Chief Financial Officer, and General Counsel. For 2007, this group consisted of the following 22 companies:

Allegheny Energy, Inc.	Great Plains Energy Incorporated	PPL Corporation
Alliant Energy Corporation	NiSource Inc.	Progress Energy, Inc.
Ameren Corporation	NSTAR	Puget Energy, Inc.
CenterPoint Energy, Inc.	OGE Energy Corp.	SCANA Corporation
CMS Energy Corporation	PG&E Corporation	Sierra Pacific Resources
Consolidated Edison, Inc.	Pepco Holdings, Inc.	TECO Energy, Inc.
Energy East Corporation	Pinnacle West Capital Corporation	Wisconsin Energy Corporation
Xcel Energy Inc.

The Committee used compensation data obtained from these companies for insights into incentive compensation design practices and compensation levels, although no specific actions were taken in 2007 directly as a result of this data. In 2007, the Committee also used a subset of this group for performance comparisons under the performance cash program as described below under the caption entitled 2007 – 2009 Long-Term Incentive Program. The Committee periodically adjusts the target percentages of annual and long-term incentives based on the survey data to ensure that they continue to represent market median levels. Adjustments are made gradually over time to avoid radical changes.

The Compensation Committee also sets supplemental benefits at levels that provide market-based compensation opportunities to the executive officers. Compensation includes perquisites to the extent they serve business purposes. The Committee periodically reviews the general market for supplemental benefits and perquisites using utility and general industry survey data, sometimes including data obtained from companies in the customized peer group. Benefits are adjusted occasionally to maintain market parity. When the market trend for supplemental benefits reflects a general reduction, (e.g., the elimination of defined benefit pension plans), the Committee has reduced these benefits only for newly hired officers. The Committee reviewed our supplemental retirement practices most recently in 2005 and 2006, as described in more detail below under the caption entitled Supplemental Benefits.

BASE SALARY

The Compensation Committee reviews executive officers’ base salaries annually. The Committee considers the following specific factors when setting or adjusting base salaries:

•	Annual individual performance appraisals

•	Market pay movement across industries (determined through market analysis)

•	Targeted market pay positioning for each executive officer

•	Individual experience and years of service

•	Changes in corporate focus with respect to strategic importance of a position

•	Internal equity

Individuals who are performing well in strategic positions are likely to have their base salaries increased more significantly than other individuals. From time-to-time, weak corporate performance has caused salary increases to be postponed, but the Committee prefers to reflect subpar corporate performance through the variable pay components.

Based on these considerations, the Compensation Committee acting jointly with the Corporate Governance Committee recommended to the Board of Trustees a salary increase for our CEO of 6.4%, which was approved by the Board. Mr. Shivery’s base salary was increased to the competitive median to recognize his level of contribution in the CEO role. The Compensation Committee also approved base salary increases for the other NEOs in 2007 as follows: Mr. McHale: 20.0%; Mr. Olivier: 14.7%; Mr. Butler: 7.0%; and Ms. LaVecchia: 7.0%. The Compensation Committee approved more significant base salary increases for Messrs. Olivier and McHale so that the base salary of each of them approached the median base salary for their respective positions. Mr. Olivier’s salary increase was primarily related to his promotion to Executive Vice President, Operations in early 2007. Mr. McHale’s salary increase was primarily based on his increased experience and individual performance during 2006. Mr. Butler’s increase recognized increasing competitive pay levels for top legal professionals and his responsibilities in addition to oversight of the legal function. Ms. LaVecchia’s increase brought her base salary closer to median, and Mrs. Grisé did not receive a base salary increase for 2007 because she had previously announced her plans to retire in 2007.

INCENTIVE COMPENSATION

The annual incentive program and the long-term incentive program are provided under the Northeast Utilities Incentive Plan, which was approved by our shareholders at the 2007 Annual Meeting of Shareholders. The annual incentive program provides cash compensation intended to reward performance under our annual operating plans. The long-term incentive program is designed to reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive officers with those of our shareholders and retain the executive officers during the term of awards. Awards under the long-term incentive program consist of two elements of compensation, RSUs and performance cash. The Compensation Committee selected RSUs as the equity component of long-term awards because utility companies create value for shareholders through the payment of periodic dividends as well as through share price appreciation. The annual and long-term programs are intended to work in tandem so that achievement of our annual goals leads us towards attainment of our long-term financial goals.

Incentive awards are based on objective financial performance goals established by the Compensation Committee with the advice of the Finance Committee. The Compensation Committee sets the performance goals annually for new annual incentive and long-term incentive program performance periods, depending on our business focus for the then-current year and the long-term strategic plan. The Compensation Committee has modified the performance goals more significantly in recent years in connection with our increased focus on our regulated utility businesses.

2007 ANNUAL INCENTIVE PROGRAM

The 2007 Annual Incentive Program consisted of a team goal plus individual goals for each NEO. The Compensation Committee set the annual incentive compensation targets for 2007 at 100% of base salary for our CEO and at 45% to 65% of base salary for the other NEOs. The annual incentive compensation targets are used as guidelines for the determination of annual incentive payments, but actual annual incentive payments may vary significantly from these targets, depending on individual and corporate performance. Actual annual incentive payments may equal up to two times target if we achieve superior financial and operational results.

The opportunity to earn up to two times the incentive target reflects the Compensation Committee’s belief that executive officers have significant ability to affect performance outcomes. However, we do not pay annual incentive awards if minimum levels of financial performance are not met.

If our earnings were to be restated as a result of noncompliance with accounting rules caused by fraud or misconduct, the Sarbanes-Oxley Act of 2002 would require our CEO and our Chief Financial Officer to reimburse us for certain incentive compensation received by each of them. To the extent that reimbursement were not required under Sarbanes-Oxley, our Incentive Plan would require any employee whose misconduct or fraud caused such restatement, as determined by the Board of Trustees, to reimburse us for any incentive compensation received by him or her. To date, there have been no restatements to which either the Sarbanes-Oxley reimbursement provisions or the Incentive Plan reimbursement provisions would apply.

2007 Team Goal

The objective of the 2007 Annual Incentive Program team goal for the NEOs was to achieve an adjusted net income (ANI) target established by the Compensation Committee. ANI is defined as consolidated Northeast Utilities net income adjusted to exclude the effect of certain nonrecurring income and expense items or events. The Committee uses ANI because it believes that ANI serves as an indicator of ongoing operating performance. The minimum payout under the team goal was set at 50% of target and would occur if actual ANI was at least 90% of the ANI target. The maximum payout under the team goal was set at 200% of target and would occur if actual ANI was at least 10% above the ANI target. We would pay annual incentive compensation related to individual goals only if actual ANI was at least 80% of the ANI target.

For 2007, the Compensation Committee established the ANI target at $219.4 million. The ANI target reflects the midpoint of the range of internal ANI estimates calculated at the beginning of the year. The ANI thresholds for the individual and team goals appear below (dollars in millions):

Threshold For Individual Goals (20% below ANI Goal)	Minimum Team Goal (10% below ANI Goal)	2007 ANI Goal	Maximum Team Goal (10% above ANI Goal)	Actual 2007 ANI
$ 175.5	$197.5	$219.4	$241.3	$257.9

The Compensation Committee set the ANI threshold for achieving individual goals and the minimum and maximum team goals in its discretion based on the following factors:

•	An assessment of the potential volatility in results;

•	The degree of difficulty in achieving the ANI target; and

•	The minimum acceptable ANI.

At the time that the Compensation Committee established the performance goals for 2007, the Committee also considered and agreed upon exclusions from ANI consisting of certain nonrecurring income and expense items or events that were either beyond the control of management generally or related to a decision by the Committee not to penalize executive officers for making correct strategic business decisions. The number of exclusions reflects the complexity of our business as we continue to increase our focus on our regulated utility businesses. The Compensation Committee approved all final exclusions from ANI. In 2007, the income and expense items set forth below were excluded from ANI in 2007. The Net Adjustments to ANI did not impact the achievement of the maximum team goal.

Excludable Categories	Specific 2007 Adjustments ($ in millions)
Changes to net income as the result of accounting or tax law changes	$(12.8)
Unexpected costs related to nuclear decommissioning	1.4
Unexpected costs related to environmental remediation at Holyoke Water Power Company	—
Unbudgeted charitable contributions	(1.8)
Impairments on goodwill acquired before 2002 (more than five years prior to the beginning of this program period)	—
Changes to net income resulting from any settlement of, or final Decision in, ongoing litigation with Consolidated Edison	—
Mark-to-market impacts of agreements to which we or any of our Competitive subsidiaries are parties	(3.8)
Unusual Internal Revenue Service /regulatory decisions	—
Divestiture or discontinuance of a significant segment or component of our competitive businesses	(2.4)
Net benefit to income from customer service integration project delay *	6.4
Net Adjustments:	$(13.0)

*	Excluded from ANI at the discretion of the Compensation Committee.

2007 Individual Goals

The 2007 Annual Incentive Program individual goals included various financial, operational, stewardship, and strategic metrics that are drivers of overall corporate performance. The achievement of individual goals would result in an annual incentive payment only if actual ANI is at least 80% of the ANI target. This ANI threshold satisfies the requirements of Section 162(m) of the Internal Revenue Code. Upon achieving this ANI threshold, the maximum payout is possible for individual goals for every participant.

The Committee acts in its discretion under Section 162(m) and related Internal Revenue Service rules and regulations to ensure that incentive compensation payments are “qualified performance based compensation” not subject to the $1 million limitation on deductibility. The Compensation Committee acting jointly with the Corporate Governance Committee determines the CEO’s proposed annual incentive program payment based on the extent to which individual and corporate goals have been achieved. The Compensation Committee recommends to the Board of Trustees for approval the proposed award for the CEO. For the remaining NEOs, the CEO recommends annual incentive awards to the Compensation Committee for its approval. NEOs are eligible to receive up to two times the annual incentive compensation target for the individual portion of the award.

Goal Weightings for 2007

The following table sets forth the weighting of the annual incentive program team goal and individual goals of each NEO’s compensation for 2007. These weightings reflect the Compensation Committee’s desire to balance individual accountability with teamwork across the organization. Individual goals collectively range from 40% to 60% of the total annual incentive program target. Certain of our NEO’s individual performance goals are subjective in nature and cannot be measured either by reference to existing financial metrics or by using pre-determined mathematical formulas. The Committee believes that it is important to exercise judgment and discretion when determining the extent to which each NEO satisfies subjective individual performance goals. The Committee considers these goals along with several factors, including overall individual performance, corporate performance, prior year compensation and the other factors discussed below.

Name and Principal Position	Team Goal Weighting	Individual Goal Weighting	Brief Description of Material Individual Goals
Charles W. Shivery Chairman of the Board, President, and Chief Executive Officer	60%	40%

Ensure effective execution of the Company’s strategic plan and the operating and capital plans (30% of individual goals).

Achieve successful outcomes in federal and state energy regulatory policy and ratemaking proceedings; develop comprehensive communications strategy regarding critical issues (20% of individual goals).

Achieve progress in continued development and implementation of energy policy in New England (20% of individual goals).

Implement strategic planning organization to create decision making framework to evaluate strategic options available to the Company (15% of individual goals).

Focus on workforce management and effective pay for performance; meet Company objectives for safety, diversity and the environment (15% of individual goals).

David R. McHale Senior Vice President and Chief Financial Officer	60%	40%

Strategic initiatives: Operational planning, risk management, and capital allocation (25% of individual goals).

Business execution: Lead efforts in rate cases, regulatory strategy, energy policy, and corporate cost analysis and management (40% of individual goals).

Financial organization: Reorganize corporate finance function and related financial improvement initiatives (20% of individual goals).

Competitive business divestiture (15% of individual goals).

Leon J. Olivier Executive Vice President – Operations	40%	60%

Manage the capital program budget (45% of individual goals).

Achieve significant progress in New England East-West Solution, a joint project with National Grid designed to improve reliability and electric transfer capability in Springfield, Massachusetts and central and northeast Connecticut (15% of individual goals).

Achieve successful outcomes in federal and state energy regulatory policy and ratemaking proceedings (20% of individual goals).

Name and Principal Position	Team Goal Weighting	Individual Goal Weighting	Brief Description of Material Individual Goals

Fully integrate new computer system for managing work requests, design, scheduling, construction and closeout processes (10% of individual goals).

Comply with federal and state energy regulatory requirements (10% of individual goals).

Gregory B. Butler Senior Vice President and General Counsel	50%	50%

Achieve successful outcomes in federal and state energy regulatory policy and ratemaking proceedings (40% of individual goals).

Manage his areas of responsibility (45% of individual goals).

Position NU to assume a leadership role in State and Federal regulatory matters; develop and implement New England energy policy (15% of individual goals).

Jean M. LaVecchia Vice President – Human Resources	50%	50%

Workforce planning, to include assessments of short-term and long-term needs, development of multi-year recruiting, retention and development plans (25% of individual goals).

Lead talent management process, implement integrated talent management system (20% of individual goals).

Develop and implement development plans for new and transitioning directors and mid-level managers (20% of individual goals).

Develop Employer of Choice plan; implement Diversity and Inclusion Plan (10% of individual goals).

Develop and conduct training on compliance and ethical behavior (10% of individual goals).

Develop comprehensive benefits plans for segments of employees (10% of individual goals).

Implement process for early identification of issues and trends to achieve top quartile safety performance (5% of individual goals).

Cheryl W. Grisé Former Executive Officer	40%	60%	Effectively transition from active role in management to advisory role in anticipation of retirement (100% of individual goals).

2007 Results

The 2007 actual ANI was $257.9 million, which exceeded the maximum ANI amount for the annual program team goal. As a result, a portion of the total annual incentive payment to each NEO was attributable to achieving the maximum team goal. In addition, the 2007 actual ANI exceeded the individual goal threshold. Accordingly, the balance of the annual incentive payment to each NEO was based on the extent to which each NEO achieved his or her individual goals.

CEO Annual Incentive Payment

The Compensation Committee and the Corporate Governance Committee assessed Mr. Shivery’s performance on his individual goals described in the table above. Set forth below is a description of the Committees’ assessment of Mr. Shivery’s performance against these goals:

•

Mr. Shivery’s execution of our long-term strategic plan as well as our operating and capital plans was above expectations. In the aggregate, major transmission projects were on or ahead of schedule and at or below budget. Implementation of the $6 billion capital investment program is on track and has yielded increased earnings and improved reliability. In 2007, our transmission business very successfully completed a compliance audit conducted by the North American Electric Reliability Corporation.

•	Overall customer satisfaction ratings improved for all but one business unit.

•

On balance, Mr. Shivery met expectations relative to rate-making and regulatory policy proceedings. Rate cases for Public Service Company of New Hampshire (PSNH) and Yankee Gas Services Company were settled without significant issues, and the settlements allowed both entities to meet their respective financial objectives. However, the disappointing outcome of the CL&P rate case was below our range of expected results. In addition, CL&P was challenged during the year with poor responsiveness to customers’ concerns and issues. Senior management has since taken this issue as an opportunity to solidify CL&P’s commitment to meet its customers’ expectations. Under Mr. Shivery’s direction, management developed and implemented a multi-year communications strategy designed to communicate critical issues.

•

Mr. Shivery exceeded expectations with respect to our New England energy policy initiatives. We are actively involved in addressing regional energy reliability and environmental issues through Mr. Shivery’s initiative and are making outstanding contributions in this area. In addition, we have advanced the discussion regarding pursuit of potential energy solutions outside of our geographical region with industry leaders and policymakers. Mr. Shivery also co-chairs the Edison Electricity Institute (EEI) Energy Delivery Committee, which has helped frame EEI positions around critical energy policy issues on a national and regional level.

•

Mr. Shivery met expectations relative to developing a longer-term strategic plan. He and his management team have identified emerging strategic opportunities which they are pursuing and have expanded their attention to enterprise risk management. In the third quarter, Mr. Shivery successfully hired a new officer as Senior Vice President – Enterprise Planning to further develop our thinking about our future positioning and strategic opportunities.

•

Mr. Shivery continued to emphasize aligning the Company’s culture to assure support of its strategic direction, performing above expectations in this goal area. Under Mr. Shivery’s direction, workforce plans were completed throughout the Company and initiatives were implemented to address critical needs, including the introduction of business, financial and technical educational opportunities for our employees. Mr. Shivery and the management team continued to improve safety, enhance diversity and effectively manage our environmental responsibilities.

The Compensation Committee and the Corporate Governance Committee jointly considered Mr. Shivery’s performance on all of the individual performance goals set forth above. Coupled with our overall corporate performance measured by ANI, the committee members applied judgment to determine their recommendation for Mr. Shivery’s annual incentive payment. In particular, the committees gave weight to the finding that our total shareholder return in 2007 was in the top quartile of our performance peer group of companies. Following a detailed review of these factors without Mr. Shivery present, the Board of Trustees awarded Mr. Shivery an annual incentive payment of $1,683,360 for 2007, consisting of $1,184,770 attributable to the achievement of 200% of the team goal and an additional $498,590 attributable to Mr. Shivery’s performance of his individual goals. The Board of Trustees determined that this annual incentive payment was consistent with Mr. Shivery’s above-expectations performance based on corporate, financial and individual criteria established for 2007. This amount also reflected an increase from the annual incentive payment received by Mr. Shivery for 2006, which the Board of Trustees believed was warranted in light of our sustained strong corporate performance in 2007. Mr. Shivery’s annual incentive payment exceeds that of the other NEOs because of his significantly greater duties and responsibilities as our CEO.

NEO Annual Incentive Payments

In addition to our corporate ANI goal described above, the Compensation Committee considered individual performance goals and other factors in determining the annual incentive payments for each of the other NEOs. These factors included the annual incentive payment recommendations made by our CEO with respect to each of the NEOs and the scope of each NEO’s responsibilities, performance, and impact on or contribution to our corporate success and growth. The annual incentives paid to each NEO as described below include the maximum amount for the corporate ANI goal component.

The Compensation Committee determined that Mr. McHale and his organization made significant advancements strengthening our enterprise risk management and financial organization capabilities and processes. Mr. McHale and his team successfully completed our capital financing objectives for 2007 despite a difficult fixed-income market in the second half of the year, and maintained the current credit ratings and rating agency outlooks on us and our four regulated utilities despite increased capital expenditure projections. In addition, Mr. McHale’s organization played a critical role in rate cases for three of our business units that, in aggregate, produced results that were within our anticipated range, although the outcome of the CL&P rate case was below our range of expected results. Finally, Mr. McHale and his team were successful at reducing the market risk of our competitive businesses while achieving above-budget net income. Based on his demonstrated leadership and this assessment of his successes, the Compensation Committee awarded Mr. McHale an annual incentive payment of $487,620 for 2007.

The Compensation Committee determined that Mr. Olivier and his team successfully completed important liquefied natural gas storage, electric distribution, and electric transmission system projects and have made excellent progress on the New England East West Solution (NEEWS) major electric transmission system project. These projects will help position us for the future and bring significant benefits to both customers and shareholders. In addition, Mr. Olivier’s team has improved system reliability. In 2007, our transmission business very successfully completed a compliance audit conducted by the North American Electric Reliability Corporation. Based on his demonstrated leadership and this assessment of his successes, but acknowledging his shared responsibility for the CL&P rate case and customer service issues cited in the preceding description of Mr. Shivery’s award, the Compensation Committee awarded Mr. Olivier an annual incentive payment of $452,226 for 2007.

The Compensation Committee determined that Mr. Butler’s team advanced our position on regional energy policy considerably in Connecticut, Massachusetts and New Hampshire, which will ultimately provide benefits to customers and shareholders. In addition, Mr. Butler’s team successfully communicated the need for additional revenues for three of our companies, each of which conducted state regulatory ratemaking proceedings in 2007, although the outcome of the CL&P rate case was below our range of expected results. Based upon these successes, but acknowledging his shared responsibility for the CL&P rate case and customer service issues cited in the preceding description of Mr. Shivery’s award, the Compensation Committee awarded Mr. Butler an annual incentive payment of $390,700 for 2007.

The Compensation Committee determined that Ms. LaVecchia and her team implemented workforce planning and development initiatives designed to meet critical organizational needs. She and her team also implemented internal and external programs to help ensure that our future staffing needs will be met. Based upon these successes and her demonstrated leadership within the company and our community, the Compensation Committee awarded Ms. LaVecchia an annual incentive payment of $198,740 for 2007.

Although Mrs. Grisé retired during 2007, she was eligible to receive a prorated annual incentive payment for 2007. The Compensation Committee determined that Mrs. Grisé was successful in assisting us in preparing for an orderly transition following her retirement and awarded Mrs. Grisé an annual incentive payment of $187,645 for 2007, representing an overall payout at target when adjusted for her term of employment during 2007.

2007 – 2009 LONG-TERM INCENTIVE PROGRAM

The Compensation Committee acting jointly with the Corporate Governance Committee recommended to the Board of Trustees a long-term incentive target grant value for our CEO as a percentage of base salary on the date of grant, which recommendation was approved by the Board. The Compensation Committee also approved long-term incentive target grant values for each of the other NEOs as a percentage of base salary on the date of grant. At target, each grant consisted of one-half RSUs and one-half performance cash, subject to adjustment by the Compensation Committee (except the Compensation Committee acts jointly with the Corporate Governance Committee in recommending to the Board of Trustees adjustments to our CEO’s targets), reflecting the Committee’s desire to balance total shareholder return with our corporate financial performance. In 2007, the Compensation Committee acting jointly with the Corporate Governance Committee recommended to the Board of Trustees a long-term incentive compensation target for our CEO at 300% of base salary, which the Board approved. The Compensation Committee established long-term incentive compensation targets at 85% to 150% of base salary for the remaining NEOs. Mr. Olivier’s long-term incentive compensation target was fixed at 125% of his base salary, which is below a target of 150% of base salary typically provided to executive officers at his level, because his compensation includes a special retirement benefit. Mrs. Grisé, who retired effective July 1, 2007, did not participate in the 2007 – 2009 Long-Term Incentive Program.

Restricted Share Units (RSUs)

Each RSU awarded under the long-term incentive program entitles the holder to receive one NU common share at the time of vesting. All RSUs awarded in 2007 will vest in equal annual installments over three years. RSU holders are eligible to receive dividend equivalents on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalents are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs.

At the beginning of each year, the Compensation Committee determines target RSU awards for each participant in the long-term incentive program. Initially, the target RSU awards are equal to one-half of the long-term incentive compensation target for each participant. RSU awards are based on a percentage of base salary and measured in dollars. The aggregate dollar amount of the target RSU awards for all participants constitutes the target RSU Pool for that particular long-term incentive program. The Committee reserves the right to increase or decrease the target RSU Pool based on our financial performance during the preceding fiscal year. In its discretion, the Committee may also increase or decrease RSU awards for individual participants based on the contribution by the executive officer to our long-term strategic direction and the Committee’s assessment of the need to motivate the executive officer’s future performance. The Compensation Committee acting jointly with the Corporate Governance Committee recommends to the Board of Trustees the final RSU award for our CEO. Based on input from our CEO, the Compensation Committee determines the final RSU awards for each of the other NEOs. Increases or decreases to target RSU awards for our executive officers will increase or decrease their compensation as compared to the compensation of executive officers of utilities listed in our customized peer group. Increases or decreases to individual target RSU awards will also correspondingly increase or decrease the RSU pool.

All RSUs are granted on the date of the Committee meeting at which they are approved. RSU grants are subsequently converted from dollars into NU common share equivalents by dividing the amount of each award by the average closing price for common shares during the last ten trading days in January in the year of the grant.

In 2007, the Committee approved a final RSU Pool for executive officers consisting of $5,340,525, which represents 146.5% of target, based on our corporate performance during 2006 in connection with the increased focus on our regulated utility businesses. The following RSU awards were approved, reflected as a percentage of target and in dollars, based on individual performance and contributions: Mr. Shivery: 175% ($2,625,000); Mr. McHale: 150% ($506,250); Mr. Olivier: 150% ($445,313); Mr. Butler: 130% ($377,918); and Ms. LaVecchia: 130% ($153,209). The Committee did not grant RSU awards under the long-term incentive program to Mrs. Grisé, who retired effective July 1, 2007.

RSU Design Changes

RSUs granted under the 2004 long-term incentive compensation program vest in equal installments on the grant-date anniversaries over four years. All RSUs granted under the 2005 and 2006 long-term incentive compensation programs vest in equal installments on the grant-date anniversaries over three years. Pursuant to the terms of the original RSU awards (except with respect to certain RSUs granted to our CEO), on each vesting date, we distributed common shares to the RSU holders only with respect to one-half of the number of RSUs that vested. We deferred the distribution of the remaining one-half of the common shares for an additional four years. Because RSU holders are taxed only upon the receipt of the underlying common shares, taxes on such remaining one-half of the common shares were also deferred for an additional four years. Pursuant to an agreement with our CEO, we continue to defer the distribution of common shares upon the vesting of RSUs granted to him under the 2005, 2006 and 2007 programs until after he leaves the Company. Except for RSUs granted to our CEO, the 2007 long-term incentive program did not contain automatic deferred distribution provisions.

In 2007, consistent with the adoption of share ownership guidelines (discussed below), the Compensation Committee amended the 2004, 2005 and 2006 long-term incentive compensation programs to eliminate the deferred distribution feature for executive officers, except for RSUs granted to our CEO under the 2004 program. The Committee also permitted executive officers to elect to continue deferred distribution of common shares upon vesting of RSUs granted under these programs. Executive officers who did not elect to continue deferred distribution received all common shares for which distribution had been previously deferred (in respect of RSUs that had previously vested) on February 25, 2008. In the future, executive officers who did not elect to continue deferred distribution will receive immediately all common shares distributable upon vesting of unvested RSUs, beginning with the February 25, 2008 vesting date. The elimination of the deferred distribution feature also resulted in the elimination of the ability to defer taxes for an additional four years.

All of the NEOs elected to continue deferred distribution of common shares upon vesting of RSUs granted under all of these programs except Mr. McHale, who elected to continue deferred distribution of common shares only for RSUs granted under the 2005 and 2006 programs. As a result, on February 25, 2008, we distributed 1,083 common shares to Mr. McHale and withheld 465 common shares to satisfy income tax withholding obligations in respect of previously vested RSUs granted under the 2004 long-term incentive program.

Share Ownership Guidelines

Effective in 2007, the Compensation Committee approved share ownership guidelines to emphasize the significance of increased share ownership by certain of our executive officers. The Committee subsequently reviewed the guidelines for these executive officers and determined that they remain reasonable and require no modification. The guidelines call for the CEO to own a minimum number of common shares valued at approximately six-times base salary and the executive officers to own a minimum number of common shares valued at approximately two to three-times base salary. The most prevalent share ownership level of CEOs of utilities listed in our customized peer group was valued at approximately five-times base salary.

Executive Officer	Ownership Guidelines (Number of Shares)
CEO	200,000
EVPs / SVPs	45,000
Subsidiary presidents and key department heads	17,500

At the time the share ownership guidelines were implemented, the Committee required our executive officers to attain these ownership levels within five years. In 2007, the Committee amended the guidelines to require newly-hired executive officers to attain the ownership levels within seven years. All of our NEOs are currently at, or close to, these levels. Common shares, whether held of record, in street name, or in individual 401(k) accounts, and RSUs all satisfy the guidelines. Unexercised stock options do not count toward the ownership guidelines.

Performance Cash Program

General

The Performance Cash Program is a performance-based component of our long-term incentive program. Performance cash awards are equal to one-half of total individual long-term incentive awards at target. A new three-year program commences every year. Payment under a program depends on the extent to which we achieve goals in the four metrics described below during each year of the program. The Compensation Committee determines the actual amounts payable, if any, only after the end of the final year in the respective program.

•

Cumulative Adjusted Net Income, which is consolidated Northeast Utilities net income adjusted to exclude the effects of certain nonrecurring income and expense items or events (which we defined as ANI under the annual incentive program) over the three years in a program.

•	Average adjusted ROE, which is the average of the annual return on equity for the three years in a program. The Committee adjusts average ROE on the same basis as cumulative adjusted net income.

•

Average credit rating, which is the time-weighted average daily credit rating by the rating agencies Standard & Poor’s, Moody’s, and Fitch. The metric is calculated by assigning numerical values to credit ratings (A or A2: 5; A- or A3: 4; BBB+ or Baa1: 3; BBB or Baa2: 2; and BBB- or Baa3: 1) so that a high numerical value represents a high credit rating. In addition to average credit rating objectives, the ratings by S&P and Moody’s must remain above investment grade.

•	Relative total shareholder return as compared to the return of the utility companies listed in the performance peer group identified for each Performance Cash Program.

The Committee weighs each of the four metrics equally, reflecting the Compensation Committee’s belief that these areas are critical measurements of corporate success. The Committee measures the cumulative adjusted net income, average adjusted ROE, and average credit rating because these metrics are directly related to our multi-year business plan in effect at the beginning of the three-year program. The Committee also measures relative total shareholder return to emphasize to the plan participants the importance of achieving total shareholder returns at or above the median return for companies listed in the program performance peer group. We are required to achieve a minimum level of performance under each metric before any amount is payable with respect to that metric. If we achieve the minimum level of performance, then the resulting payout will equal 50% of the target. If we achieve the maximum level of performance, then the resulting payout will equal 150% of target. The Committee fixed the minimum opportunity at 50% of target and the maximum opportunity at 150% of target because the Committee believes this range is consistent with the ranges used by companies listed in the program performance peer group.

2005 – 2007 Performance Cash Program

The Compensation Committee approved the 2005 – 2007 Performance Cash Program in early 2005. Upon completion of our fiscal year ended 2007, the Committee determined that we achieved goals under each of the four metrics during the three-year program and, accordingly, that awards under the program were payable at an overall level of 130% of target. The table set forth below describes the goals under the 2005 – 2007 program and our actual results during that period:

2005 – 2007 Program Goals
Goal	Minimum		Target		Maximum		Actual Result
Cumulative Adjusted Net Income ($ in millions)	$519.5		$611.2		$702.9		$693.8
Average Adjusted ROE	6.3%		7.4%		8.5%		8.7%
Average Credit Rating	1.4		2.0		2.8		1.7
Relative Total Shareholder Return (percentile) (1)	40	th	60	th	80	th	91s	t

(1)	The performance peer group for the 2005 – 2007 program included Northeast Utilities and the following companies: Consolidated Edison, Inc., DTE Energy Company, Energy East Corporation, Great Plains Energy Incorporated, Integrys Energy Group, Inc., NiSource, Inc., NSTAR, Pepco Holdings, Inc., PPL Corporation, Wisconsin Energy Corporation and Xcel Energy Inc.

Based on our financial performance during the three-year performance period of the 2005 – 2007 Performance Cash Program, the Committee approved the following payments: Mr. Shivery: $1,365,000; Mr. McHale: $268,190; Mr. Olivier: $325,000; Mr. Butler: $341,250; Ms. LaVecchia: $137,020; and Mrs. Grisé: $434,958. The payments were determined pursuant to formulas set forth in the 2005 – 2007 Performance Cash Program and were not subject to the discretion of the Compensation Committee.

2007 – 2009 Performance Cash Program

The Committee approved the 2007 – 2009 Performance Cash Program goals during early 2007. No amounts have been paid under this program, and the Committee will not determine whether any amounts are payable until the end of our 2009 fiscal year, which is the final year in the three-year program.

The 2007 – 2009 program also includes goals in four metrics: cumulative adjusted net income, average adjusted ROE, average credit rating, and relative total shareholder return. For the 2007 – 2009 program, cumulative adjusted net income and average adjusted ROE exclude the effects of the following nonrecurring income and expense items or events: accounting or tax law changes; unusual Internal Revenue Service or regulatory issues; unexpected costs related to nuclear decommissioning; unexpected costs related to environmental remediation of the Holyoke Water Power Company; divestiture or discontinuance of a segment or component of our business; mark-to-market impacts of agreements to which we or any of our competitive subsidiaries are parties; unbudgeted charitable contributions; impairments on goodwill acquired before 2002 (more than five years prior to the beginning of this program cycle); and the impact of any settlement of, or final decision in, ongoing litigation with Consolidated Edison, Inc.

The performance peer group for the 2007 – 2009 program includes Northeast Utilities and the following companies: Allegheny Energy, Inc., Alliant Energy Corporation, Ameren Corporation, CenterPoint Energy, Inc., Consolidated Edison, Inc., Energy East Corporation, NiSource, Inc., NSTAR, Pepco Holdings, Inc., Pinnacle West Capital Corporation, Puget Energy, Inc., SCANA Corporation, Sierra Pacific Resources, Wisconsin Energy Corporation and Xcel Energy Inc.

SUPPLEMENTAL BENEFITS

We provide a variety of basic and supplemental benefits designed to assist us in attracting and retaining executive officers critical to our success by reflecting competitive practices. The Compensation Committee endeavors to adhere to a high level of propriety in managing executive benefits and perquisites. We do not provide permanent lodging or personal entertainment for any executive officer or employee, and our executive officers are eligible to participate in substantially the same health care and benefit programs available to our employees.

RETIREMENT BENEFITS

We provide retirement income benefits for employees, including executive officers, who commenced employment before 2006 under the Northeast Utilities Service Company Retirement Plan (Retirement Plan) and, for officers, under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (Supplemental Plan). Each plan is a defined benefit pension plan, which determines retirement benefits based on years of service, age at retirement, and “plan compensation.” Plan compensation for the Retirement Plan, which is a qualified plan under the Internal Revenue Code, includes primarily base pay and nonofficer annual incentives up to the Internal Revenue Code limits for qualified plans. Beginning in 2006, newly-hired exempt employees, including executive officers, participate in an enhanced defined contribution retirement plan, called the K-Vantage benefit, instead of the Retirement Plan. Employees hired before 2006 continue to participate in the Retirement Plan, except for those who elected to participate in the K-Vantage benefit.

The Supplemental Plan adds to plan compensation: base pay over the Internal Revenue Code limits; deferred base salary; annual executive incentive program awards; and, for certain participants, long-term incentive program awards, as explained in the narrative accompanying the Pension Benefits Table.

The Supplemental Plan consists of two parts. The first part, called the make-whole benefit, reimburses participants for benefits lost due to Internal Revenue Code limitations on benefits provided under the Retirement Plan. The second part, called the target benefit, is available to all NEOs except Mr. Olivier and Ms. LaVecchia. The target benefit supplements the Retirement Plan and make-whole benefit under the Supplemental Plan so that, upon attaining at least 25 years of service, total retirement benefits from these plans will equal a target percentage of the final average compensation. To receive the target benefit, a participant must remain employed by us or our subsidiaries at least until age 60, unless the Board of Trustees establishes a lower age.

The value of the target benefit was reduced in 2005 to reflect changes in competitive practices, which indicated general reductions in the prevalence of defined benefit plans and the value of special retirement benefits to senior executives. Individuals who began serving as officers before February 2005 are eligible to receive a target benefit with the target percentage fixed at 60%. Individuals who began serving as officers from and after February 2005 are eligible to receive a target benefit with the target percentage fixed at 50%. As a result, Messrs. Shivery and Butler have target benefits at 60% while Mr. McHale has a target benefit at 50%.

Mr. Shivery’s employment agreement provides for a special total retirement benefit determined using the Supplemental Plan target benefit formula plus three additional years of company service. This benefit will be reduced by two percent per year for each year Mr. Shivery retires before age 65. Upon retirement, Mr. Shivery will be eligible to receive the cash value of retirement health benefits. See the Pension Benefits Table and the accompanying narrative for more details of these arrangements.

We entered into an employment agreement with Mr. Olivier that includes retirement benefits similar to the benefits provided by his previous employer. Accordingly, Mr. Olivier is entitled to receive separate retirement benefits in lieu of the Supplemental Plan benefits described above. Pursuant to his agreement, Mr. Olivier will receive a targeted pension value if he meets certain eligibility requirements. See the Pension Benefits Table and the accompanying narrative for more details of this arrangement. As discussed under the caption entitled Mix of Compensation Elements above, Mr. Olivier’s long-term incentive plan targets and termination benefits are less than those provided to other similarly situated officers because of these separate retirement benefits.

401K PLAN

We provide an opportunity for employees to save money for retirement on a tax-favored basis through the Northeast Utilities Service Company 401k Plan (401k Plan). The 401k Plan is a defined contribution plan under Section 401(k) of the Internal Revenue Code. Participants with at least six months of service receive employer matching contributions, not to exceed 3% of base compensation, one-third of which are in cash available for investment in various mutual fund alternatives and two-thirds of which are in the form of common shares (ESOP shares).

The K-Vantage benefit provides for employer contributions to the 401k Plan in amounts between 2.5% and 6.5% of plan compensation based on age and years of service. These contributions are in addition to employer matching contributions. Executive officers hired beginning in 2006 also participate in a companion nonqualified K-Vantage benefit that provides defined contribution benefits above Internal Revenue Code limits on qualified plans.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Our executive officers participate in a Nonqualified Deferred Compensation Plan (Deferral Plan) to provide additional retirement benefits not available in our 401k Plan because of Internal Revenue Code limits on qualified plans. Under the Deferral Plan, executive officers are entitled to defer up to 100% of base salary and annual incentive awards. We match officer deferrals in an amount equal to 3% of the amount of base salary above Internal Revenue Code limits on qualified plans. The matching contribution is deemed to be invested in common shares and vests at the end of the third year after the calendar year in which the matching contribution was earned, or at retirement, whichever occurs first. Participants are entitled to select deemed investments for all deferred amounts from the same investments available in the 401k Plan. We also credit the Deferral Plan in amounts equal to the K-Vantage benefit that would have been provided under the 401k Plan but for Internal Revenue Code limits on qualified plans. This nonqualified plan is unfunded. Please see the Nonqualified Deferred Compensation Table and the accompanying notes for additional plan details.

PERQUISITES

It is our philosophy that perquisites should be provided to executive officers as needed for business reasons, and not simply in reaction to prevalent market practices.

Senior executive officers, including the NEOs, are eligible to receive reimbursement for financial planning and tax preparation services. This benefit is intended to help ensure that executive officers seek competent tax advice, better prepare complex tax returns, and leverage the value of our compensation programs. Reimbursement is limited to $4,000 every two years for financial planning services and $1,500 per year for tax preparation services.

All executive officers receive a special annual physical examination benefit to help ensure serious health issues are detected early. The benefit is limited to the reimbursement of up to $500 for fees incurred beyond those covered by our medical plan.

When hiring a new executive officer, we sometimes reimburse executive officers for certain temporary living and relocation expenses, or provide a lump sum payment in lieu of specific reimbursement. These expenses are grossed-up for income taxes attributable to such reimbursements.

When required for a valid business purpose, an executive officer may be accompanied by his or her spouse, in which case we will reimburse the executive officer for all spousal travel expenses, including a gross-up for taxes.

Tax gross-ups are provided as described above only because of the direct corporate benefit to us when executive officers incur such expenses. The impact of the aggregate amount of the tax gross-ups is not material to us.

CONTRACTUAL AGREEMENTS

We have entered into employment agreements with certain executive officers, including Messrs. Shivery, McHale, Olivier and Butler. The agreements specify compensation and benefits during the employment term and include benefits payable upon involuntary termination of employment and termination of employment following a change of control. We believe that these benefits are necessary to attract and retain competent and capable executive talent. We also believe that these benefits help to ensure our executive officers’ continued dedication and objectivity at a time when they might otherwise be concerned about their future employment.

In the event of a change of control, the agreements provide for enhanced cash severance benefits following termination of employment without “cause” (as defined in the employment agreement, generally involving a felony conviction; acts of fraud, embezzlement, or theft in the course of employment; intentional, wrongful damage to our property; gross misconduct or gross negligence in the course of employment; or a material breach of obligations under the agreement) or upon termination of employment by the executive for “good reason” (as defined in the employment agreement, generally meaning an assignment to duties inconsistent with his position, a failure by the employer to satisfy material terms of the agreement or the transfer of the executive to an office location more than 50 miles from his or her principal place of business immediately prior to a change of control). The Compensation Committee believes that termination for good reason is conceptually the same as termination “without cause” and, in the absence of this provision, potential acquirers would have an incentive to constructively terminate executives to avoid paying severance.

As defined in the employment agreements with Messrs. Shivery, McHale and Butler, a “change of control” means a change in ownership or control effected through (i) the acquisition of 20% or more of the combined voting power of common shares or other voting securities, (ii) a change in the majority of the Board of Trustees over a 24-month period, unless approved by a majority of the incumbent Trustees, (iii) certain reorganizations, mergers or consolidations where substantially all of the persons who were the beneficial owners of the outstanding common shares immediately prior to such business combination do not beneficially own more than 50% of the voting power of the resulting business entity, and (iv) complete liquidation or dissolution of Northeast Utilities, or a sale or disposition of all or substantially all of the assets of Northeast Utilities other than to an entity with respect to which following completion of the transaction more than 50% of common shares or other voting securities is then owned by all or substantially all of the persons who were the beneficial owners of common shares and other voting securities immediately prior to such transaction.

Pursuant to the change of control provisions in the employment agreements, each NEO except for Mr. Olivier and Ms. LaVecchia will be reimbursed for the full amount of any excise taxes imposed on severance payments and any other payments under Section 4999 of the Internal Revenue Code. This

“gross-up” is intended to preserve the aggregate amount of the severance payments by compensating the executive officers for any adverse tax consequences to which they may become subject under the Internal Revenue Code. The mechanics and impact of the termination arrangements in the employment agreements are described in more detail in the Potential Payments Upon Termination or Change of Control Tables, appearing further below. Mr. Olivier’s and Ms. LaVecchia’s severance payments may be reduced to avoid excise taxes.

To help protect us after the termination of an executive officer’s employment, the employment agreements include non-competition and non-solicitation covenants pursuant to which the executive officers have agreed not to compete with us or solicit our employees for a period of two years (one year for Mr. Olivier and Ms. LaVecchia) after termination of employment.

In the event of termination of employment without “cause” or upon termination of employment by an NEO for good reason, in each case following a change of control, the expiration date of all vested unexercised stock options held by our NEOs will be extended automatically for up to an additional 36 months, but not beyond the original expiration date, to provide these holders with an opportunity to benefit from increased shareholder value created by the change of control. Also, in the event of a change of control, the long-term incentive programs provide for the vesting, pro rata based on the number of days of employment during the performance period, and payment at target of performance cash, whether or not the executive’s employment terminates, unless the Committee determines otherwise.

Finally, in the event of a change of control, the Nonqualified Deferred Compensation Plan provides for the immediate vesting of any employer matches, although these matches will be paid according to the schedule defined by the executive’s original election.

As discussed under the caption entitled Supplemental Benefits above, our employment agreements with Messrs. Shivery and Olivier also include additional retirement benefits.

Mrs. Grisé retired from the Company on July 1, 2007. At the time of her retirement, Mrs. Grisé affirmed the negative covenants under her employment agreement, including her agreement, for two years following her retirement, to refrain from engaging in activities on behalf of certain competitors, soliciting certain employees or interfering with our business relationships. In consideration of these covenants, we agreed to provide Mrs. Grisé with a special retirement benefit which, when combined with her annual benefit under the Retirement Plan and the Supplemental Plan, and based on her annuity elections, will result in an annual payment of approximately $618,681. On January 2, 2008, we paid Mrs. Grisé a lump sum cash payment of $120,535 (i) as consideration for a standard general release of all claims against us in connection with her employment, which she delivered to us upon her retirement, and (ii) in lieu of a grant of RSUs and/or performance cash under the 2007-2009 Long-Term Incentive Program.

TAX AND ACCOUNTING CONSIDERATIONS

Tax Considerations. All executive compensation for 2007 was fully deductible by us for federal income tax purposes, except for approximately $465,000 in RSU distributions to Mr. Shivery.

Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to a company’s CEO and certain other executives. We are entitled to deduct compensation payments above $1 million as compensation expense only to the extent that these payments are “performance based” in accordance with Section 162(m) of the Internal Revenue Code. Our annual incentive program and performance cash program qualify as performance-based compensation under the Internal Revenue Code. As required by Section 162(m), the Compensation Committee reports to the Board of Trustees annually the extent to which various performance goals have been achieved. RSUs do not qualify as performance-based compensation.

Currently, our CEO is the only NEO to exceed the Section 162(m) limit. To preserve an employee compensation tax deduction for us, Mr. Shivery agreed, for as long as it is beneficial to us, to defer the distribution to him of common shares in respect of all vested RSUs, which will begin in the calendar year after he leaves the Company, at which time Section 162(m) will no longer apply to him. The non-deductible RSU gains for Mr. Shivery in 2007 described above relate to RSU awards granted before Mr. Shivery was elected as our CEO.

Section 409A of the Internal Revenue Code provides that amounts deferred under nonqualified deferred compensation plans are includable in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to additional income tax and interest penalties. All of our supplemental retirement plans, severance arrangements, and other nonqualified deferred compensation plans currently meet, or will be amended to meet, these requirements. As a result, employees will be taxed when the deferred compensation is actually paid to them. We will be entitled to a tax deduction at that time.

Section 280G of the Internal Revenue Code disallows a tax deduction for “excess parachute payments” in connection with the termination of employment related to a change of control (as defined in the Internal Revenue Code), and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, our NEOs are entitled to receive certain payments upon termination of their employment, including termination following a change of control. Under the terms of the agreements, all NEOs except Mr. Olivier and Ms. LaVecchia are entitled to receive tax gross-ups for any payments that constitute an excess parachute payment. Accordingly, our tax deduction would be disallowed under Section 280G for all excess parachute payments as well as tax gross-ups. Not all of the payments to which NEOs are entitled are excess parachute payments. The amounts of the payments that constitute excess parachute payments are set forth in the tables found under the caption entitled Potential Payments at Termination or Change of Control, below.

In the event of a change of control in which we are not the surviving entity, RSU awards granted to executive officers provide that the acquirer will assume or replace the awards, even if the executive remains employed after the change of control.

Accounting Considerations. RSUs disclosed in the Grants of Plan-Based Awards Table are accounted for based on their grant date fair value, as determined under Statement of Financial Accounting Standards No. 123(R), which is recognized over the service period, or the three-year vesting period applicable to the RSUs. Assumptions used in the calculation of this amount appear under the caption entitled Management’s Discussion and Analysis and Results of Operations in our Annual Report to Shareholders, filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Forfeitures are estimated, and the compensation cost of the awards will be reversed if the employee does not remain employed by us throughout the three-year vesting period. Performance cash program payments are accounted for on a variable basis based on the most likely payment outcome.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Northeast Utilities Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Northeast Utilities management. Based on this review and discussion the Compensation Committee has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K.

The Compensation Committee

E. Gail de Planque, Chair

Robert E. Patricelli, Vice Chair

Richard R. Booth

Cotton M. Cleveland

Sanford Cloud, Jr.

James F. Cordes

Elizabeth T. Kennan

Dated: February 12, 2008

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by our Chairman, President and Chief Executive Officer (CEO), Senior Vice President and Chief Financial Officer (CFO), the three other most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of 2007, and one former executive officer who would have been among the three other most highly compensated executive officers had she been serving as an executive officer at the end of 2007 (collectively, the Named Executive Officers or NEOs). As explained in the footnotes below, the amounts reflect the economic benefit to each Named Executive Officer of the compensation item paid or accrued on his or her behalf for the fiscal year ended December 31, 2007. All salaries, annual incentive amounts and long-term incentive amounts shown for each Named Executive Officer were paid for all services rendered to NU and its subsidiaries in all capacities.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
Charles W. Shivery	2007	987,308	—	1,779,313	—	3,048,360	1,326,931	49,026	7,190,938
Chairman of the Board, President and Chief Executive Officer	2006	918,846	—	1,061,205	—	1,698,395	1,274,011	40,691	4,993,148

David R. McHale	2007	434,135	—	296,891	—	755,810	614,481	7,603	2,108,920
Senior Vice President and Chief Financial Officer	2006	353,847	—	148,512	—	395,693	413,275	6,600	1,317,927

Leon J. Olivier	2007	462,096	—	306,115	—	777,226	251,556	15,042	1,812,035
Executive Vice President-Operations (8)	2006	411,039	—	178,951	—	451,419	275,264	13,692	1,330,365

Gregory B. Butler	2007	382,244	—	319,716	—	731,950	195,321	12,941	1,642,172
Senior Vice President and General Counsel	2006	359,659	—	218,078	—	383,279	215,642	7,077	1,183,735

Jean M. LaVecchia	2007	273,463	—	131,333	—	335,760	51,762	8,474	800,792
Vice President–Human Resources, Northeast Utilities Service Company	2006	256,799	—	96,029	—	193,216	38,865	7,995	592,904

Cheryl W. Grisé	2007	354,671	—	200,900	—	622,604	2,059,805	8,994	3,246,974
Former Executive Officer (9)	2006	532,295	—	494,672	—	530,613	479,176	16,396	2,053,152

(1)	Includes amounts deferred by the Named Executive Officers under the Deferral Plan, as follows: Mr. Shivery: $29,619; Mr. Olivier: $124,766; Mr. Butler: $3,822; Ms. LaVecchia: $2,735; and Mrs. Grisé: $5,774. For more information, see the Executive Contributions in the Last Fiscal Year column of the Non-Qualified Deferred Compensation Plans Table.

(2)	No discretionary bonus awards were made to any of the Named Executive Officers in the fiscal year ended December 31, 2007.

(3)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with the treatment of time-based RSU and restricted share grants under generally accepted accounting principles. The amounts reflect the accounting expense of shares granted in and prior to 2007. Assumptions used in the calculation of this amount appear under the caption entitled Management’s Discussion and Analysis and Results of Operations in our annual report to shareholders for the fiscal year ended December 31, 2007.

In 2005, 2006 and 2007, the Named Executive Officers were granted RSUs that vest in equal annual installments over three years as long-term incentive compensation, except for Mrs. Grisé, who was not granted RSUs in 2007. Pursuant to the long-term incentive programs approved in 2007, subject to the officer’s election in December 2007 to continue the automatic four-year deferral of one-half of RSUs that vest on a particular date, we distribute common shares upon the vesting of RSUs, except with respect to RSUs granted to Mr. Shivery, We defer the distribution of common shares upon vesting of RSUs granted to Mr. Shivery, which will begin in the calendar year after he leaves the Company. RSU holders are eligible to receive dividend equivalents on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalents are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs.

In 2004, the Named Executive Officers were granted RSUs that vest in equal annual installments over four years as long-term incentive compensation. Pursuant to the long-term incentive programs approved in 2007, subject to the officer’s election in December 2007 to continue the automatic four-year deferral of one-half of RSUs as they vest under the 2004 program, we distribute common shares with respect to RSUs upon vesting. Also in 2004, Mr. Shivery and Mrs. Grisé were granted RSUs that vest in equal annual installments over three years as partial payment of their awards under the 2003 Annual Incentive Program. In addition, upon his appointment as our Chairman, President and CEO in 2004, Mr. Shivery was granted 25,000 restricted shares that vest in equal annual installments over four years. We pay dividends on these restricted shares during the vesting period to the same extent that dividends are declared and paid on our common shares.

In 2003, the Named Executive Officers were granted restricted shares that vest in equal annual installments over four years as long-term incentive compensation. We pay dividends on these restricted shares during the vesting period to the same extent that dividends are declared and paid on our common shares. In connection with her retirement on July 1, 2007, unvested RSUs held by Mrs. Grisé that would have vested on February 25, 2008 instead vested in proportion to the time she was employed with us after February 25, 2006. Additional information regarding Mrs. Grisé’s retirement is available in the Post-Employment Compensation Table prepared for Mrs. Grisé.

(4)	We have not granted any stock options since 2002. Accordingly, we did not grant stock options to any of the Named Executive Officers in 2007.

(5)	Includes payments to the Named Executive Officers under the 2007 Annual Incentive Program (Mr. Shivery: $1,683,360; Mr. McHale: $487,620; Mr. Olivier: $452,226; Mr. Butler: $390,700; and Ms. LaVecchia: $198,740). Also includes payments under the 2005 – 2007 Long-Term Incentive Program (Mr. Shivery: $1,365,000; Mr. McHale: $268,190; Mr. Olivier: $325,000; Mr. Butler: $341,250; Ms. LaVecchia: $137,020; and Mrs. Grisé: $434,958). Performance goals under the 2007 Annual Incentive Program were communicated to each officer by the CEO or, in the case of the CEO, jointly by the Compensation Committee and Corporate Governance Committee, during the first 90 days of 2007. The Compensation Committee acting jointly with the Corporate Governance Committee determined the extent to which these goals were satisfied (based on input from the CEO, in the case of the other Named Executive Officers) in February 2008. Performance goals under the 2005 – 2007 Long-Term Incentive Program were communicated to each officer by the CEO or, in the case of the CEO, jointly by the Compensation Committee and Corporate Governance Committee, during the first 90 days of 2005. The Compensation Committee determined the extent to which the long-term goals were satisfied in February 2008.

(6)

Includes the actuarial increase in the present value from December 31, 2006 to December 31, 2007 of the Named Executive Officer’s accumulated benefits under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those appearing under the caption entitled Management’s Discussion and Analysis and Results of Operations in our annual report to shareholders for the fiscal year ended December 31, 2007. The Named Executive Officer may not be fully vested in such amounts. More information on this topic is set forth in the notes to the Pension Benefits table, appearing further below. There were no above-market earnings on deferrals in 2007.

Mrs. Grisé retired on July 1, 2007 and began receiving her qualified pension. See Post-Employment Compensation: Cheryl W. Grisé for a summary of payments to Mrs. Grisé.

(7)	Includes matching contributions of $6,750 allocated by us to the account of each of the Named Executive Officers under the 401k Plan and employer matching contributions under the Deferral Plan for the Named Executive Officers who deferred part of their salary in the fiscal year ended December 31, 2007 (Mr. Shivery: $22,869; Mr. Olivier: $7,113; Mr. Butler: $4,717; Ms. LaVecchia: $1,454; and Mrs. Grisé: $1,911), plus tax gross-ups (Mr. Shivery: $7,455; Mr. Olivier: $1,155; Mr. Butler: $1,474; Ms. LaVecchia: $270; and Mrs. Grisé: $333). Mr. McHale did not participate in the Deferred Compensation Plan. Also includes perquisites received by Mr. Shivery in the amount of $11,952 consisting of reimbursement of spousal travel expenses and a cell phone allowance.

(8)	Mr. Olivier was elected Executive Vice President – Operations of Northeast Utilities on February 13, 2007 and has served as Executive Vice President since December 1, 2005.

(9)	In connection with her retirement on July 1, 2007, on January 2, 2008, we paid Mrs. Grisé a lump sum cash payment of $120,535 (i) as consideration for a standard general release of all claims against us in connection with her employment, which she delivered to us upon her retirement, and (ii) in lieu of a grant of RSUs and/or performance cash under the 2007-2009 long-term incentive program. This amount included interest accrued from July 1, 2007 through January 2, 2008. Additional information is set forth in the Post-Employment Compensation Table prepared for Mrs. Grisé.

GRANTS OF PLAN-BASED AWARDS DURING 2007

The Grants of Plan-Based Awards Table provides information on the range of potential payouts under all incentive plan awards during the fiscal year ended December 31, 2007. The table also discloses the underlying stock awards and the grant date for equity-based awards. We have not granted any stock options since 2002. Accordingly, we did not grant stock options to any of the Named Executive Officers in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Charles W. Shivery
Annual Incentive (1)	2/13/2007	493,654	987,308	1,974,616	N/A	N/A
Long-Term Incentive (2)	2/13/2007	750,000	1,500,000	2,250,000	95,316	2,625,003

David R. McHale
Annual Incentive (1)	2/13/2007	141,094	282,188	564,376	N/A	N/A
Long-Term Incentive (2)	2/13/2007	168,750	337,500	506,250	18,382	506,240

Leon J. Olivier
Annual Incentive (1)	2/13/2007	150,181	300,362	600,724	N/A	N/A
Long-Term Incentive (2)	2/13/2007	148,450	296,900	445,350	16,170	445,322

Gregory B. Butler
Annual Incentive (1)	2/13/2007	124,229	248,458	496,916	N/A	N/A
Long-Term Incentive (2)	2/13/2007	145,350	290,700	436,050	13,723	377,931

Jean M. LaVecchia
Annual Incentive (1)	2/13/2007	61,530	123,059	246,118	N/A	N/A
Long-Term Incentive (2)	2/13/2007	59,000	118,000	177,000	5,563	153,205

Cheryl W. Grisé
Annual Incentive (1)	2/13/2007	93,823	187,645	187,645	N/A	N/A
Long-Term Incentive (2)(5)	2/13/2007	—	—	—	—	—

(1)	Amounts reflect the range of potential payouts, if any, under the 2007 Annual Incentive Program for each Named Executive Officer, as described in the Compensation Discussion and Analysis. The payment in 2008 for performance in 2007 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The threshold payment under the Annual Incentive Program is 50% of target. However, based on Adjusted Net Income and individual performance, the actual payment under the Annual Incentive Program could be zero.

(2)	Reflects the range of potential payouts, if any, pursuant to performance cash awards under the 2007 – 2009 Long-Term Incentive Program, as described in the Compensation Discussion and Analysis. Grants of three-year performance cash awards were made to officers during 2007 under the 2007 – 2009 Long-Term Incentive Program. Performance cash will be fully vested at the end of the performance period and paid to the officer in cash during the first fiscal quarter after the end of the performance period.

(3)

Reflects the number of RSUs granted to each of the Named Executive Officers on February 13, 2007 under the 2007 – 2009 Long-Term Incentive Program. The RSUs will vest in equal installments on February 25, 2009, 2010 and 2011. Except for Mr. Shivery, we will distribute common shares in respect to vested RSUs on a one-for-one basis immediately upon vesting, after reduction for applicable withholding taxes. For Mr. Shivery, we will distribute common shares, after reduction for applicable withholding taxes, in respect to vested RSUs in three approximately equal annual installments beginning the later of (i) six months after he leaves the Company and (ii) January of the calendar year after he leaves the Company. RSU holders are eligible to receive dividend equivalents on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalents are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs. The Annual Incentive Program does not include an equity component.

(4)	Reflects the grant-date fair value of RSUs granted to the Named Executive Officers on February 13, 2007, under the 2007 – 2009 Long-Term Incentive Program determined pursuant to generally accepted accounting principles. The Annual Incentive Program does not include an equity component.

(5)	We did not grant RSUs to Mrs. Grisé in 2007 because she had previously announced her intention to retire on July 1, 2007. Additional information is set forth in the Post-Employment Compensation Table prepared for Mrs. Grisé.

EQUITY GRANTS OUTSTANDING AT DECEMBER 31, 2007

The following table sets forth option, restricted share and RSU grants outstanding at the end of our fiscal year ended December 31, 2007 for each of the Named Executive Officers. All outstanding options were fully vested as of December 31, 2007.

	Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#) (2)	Market Value of Shares or Units of Stock that have not Vested ($) (3)
Charles W. Shivery	29,024	18.90	06/11/2012	180,987	5,666,706
David R. McHale	—			31,621	990,058
Leon J. Olivier	—			30,768	963,359
Gregory B. Butler	—			30,368	950,833
Jean M. LaVecchia	13,900	18.58	02/25/2012	12,243	383,316
	9,000	21.03	02/27/2011
Cheryl W. Grisé (4)	—			6,523	204,239

(1)	We have not granted stock options since 2002.

(2)	An aggregate of 140,571 unvested RSUs vested on February 25, 2008 (Mr. Shivery: 87,901; Mr. McHale: 14,484; Mr. Olivier: 15,281; Mr. Butler: 16,334; and Ms. LaVecchia: 6,571). An additional 94,408 unvested RSUs will vest on February 25, 2009 (Mr. Shivery: 60,489; Mr. McHale: 10,852; Mr. Olivier: 9,957; Mr. Butler: 9,341; and Ms. LaVecchia: 3,769). An additional 51,009 unvested RSUs will vest on February 25, 2010 (Mr. Shivery: 32,597; Mr. McHale: 6,286; Mr. Olivier: 5,530; Mr. Butler: 4,693; and Ms. LaVecchia: 1,903).

(3)	The market value of RSUs is determined by multiplying the number of share units by $31.31, the closing price per share of common shares on December 31, 2007, the last trading day of the fiscal year.

(4)	All of the unvested RSUs held by Mrs. Grisé vested on January 2, 2008. We distributed common shares, net of taxes, to Mrs. Grisé in respect of these RSUs.

OPTIONS EXERCISED AND STOCK VESTED IN 2007

The following table reports amounts realized on equity compensation during the fiscal year ended December 31, 2007. In 2007, Messrs. McHale and Olivier, Ms. LaVecchia and Mrs. Grisé exercised options. The Stock Awards columns report the vesting of restricted share grants and RSU grants to the Named Executive Officers in February 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Charles W. Shivery	—	—	61,324	1,821,947
David R. McHale	7,500	59,841	9,119	270,922
Leon J. Olivier	19,900	261,120	10,892	323,610
Gregory B. Butler	—	—	13,292	394,905
Jean M. LaVecchia	10,500	120,774	6,451	191,671
Cheryl W. Grisé	171,228	2,321,646	29,882	887,784

(1)	Represents the amounts realized upon option exercises, which is the difference between the option exercise price and the market price on the date of exercise.

(2)	Includes common shares distributed in respect of special grants of RSUs to Mr. Shivery (3,371 shares) and Mrs. Grisé (5,570 shares) during 2004 in connection with awards under the 2003 Annual Incentive Program. Also includes 6,250 restricted shares granted to Mr. Shivery upon his appointment as our Chairman, President and CEO in 2004, for which restrictions lapsed during 2007.

Also includes awards granted to our Named Executive Officers under our long-term incentive programs, as follows:

Name	2003 Program	2004 Program	2005 Program	2006 Program
Charles W. Shivery	10,140	5,748	14,879	27,186
David R. McHale	1,130	1,006	2,533	4,450
Leon J. Olivier	1,388	1,174	4,015	4,315
Gregory B. Butler	1,945	3,592	3,224	4,529
Jean M. LaVecchia	1,901	1,436	1,294	1,820
Cheryl W. Grisé	5,746	5,568	6,068	6,930

In all cases, we reduce the distribution of common shares by that number of shares valued in an amount sufficient to satisfy tax withholding obligations, which amount we distribute in cash. Included in the value realized are values associated with deferred RSUs, which are also reported in the Registrant Contributions in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table.

(3)	Value realized is based on $29.71 per share, the closing price of common shares on February 23, 2007. This value includes the value of vested RSUs for which the distribution of common shares is currently deferred.

PENSION BENEFITS IN 2007

The Pension Benefits Table sets forth the estimated present value of accumulated retirement benefits that would be payable to each Named Executive Officer, except for Mrs. Grisé, upon his or her retirement as of the first date upon which he or she is eligible to receive an unreduced pension benefit (see below). The table distinguishes the benefits among those available through the Retirement Plan, the Supplemental Plan and any additional benefits available under the respective officer’s employment agreement. The Supplemental Plan provides a make whole benefit that is based in part on compensation that is not permitted to be recognized under a tax-qualified plan and provides a target benefit if the eligible officer continues his or her employment until age 60. Benefits under the Supplemental Plan are also based on elements of compensation that are not included under the Retirement Plan. This includes compensation equal to: (i) deferred compensation; (ii) the value of awards under the Annual Incentive Program for officers; and (iii) long-term incentive awards only for Messrs. McHale and Butler (as to each of their respective make whole benefits) and Mrs. Grisé (as to her target benefit), the values of which are frozen at the 2001 target levels.

The present value of accumulated benefits shown in the Pension Benefits Table was calculated as of December 31, 2007 assuming benefits would be paid in the form of a 50% contingent annuitant option (the typical form of payment for the target benefit), except for Mrs. Grisé, who chose the 75% contingent annuitant option upon her retirement. For Mr. Olivier, who has a special retirement arrangement, we assumed that his special retirement benefit would be paid as a lump sum, and his Retirement Plan benefit would be paid in the form of a 33.33% contingent annuitant option (the typical form of payment under the Retirement Plan). For Ms. LaVecchia, we assumed all benefits would be paid in the form of a 33.33% contingent annuitant option (the typical form of payment under the Retirement Plan). For this table, we assumed that none of Mr. Olivier’s benefits are provided under the Supplemental Plan. In addition, the present value of accrued benefits for any Named Executive Officer assumes that benefits commence at the earliest age at which the participant would be eligible to retire and receive unreduced benefits. Named Executive Officers are eligible to receive unreduced benefits upon the earlier of (a) attainment of age 65 or (b) attainment of at least age 55 when age plus service equals 85 or more years, except for Mr. Olivier. Mr. Olivier’s unreduced benefit is available at age 60 pursuant to his employment agreement. The target benefit is available for Messrs. Butler and McHale only after age 60. Accordingly, Mr. Shivery and Ms. LaVecchia are eligible to receive unreduced benefits at age 65, Messrs. McHale and Olivier are eligible to receive unreduced benefits at age 60, and Mr. Butler is eligible to receive unreduced benefits at age 62.

The limitations applicable to the Retirement Plan under the Internal Revenue Code as of December 31, 2007 were used to determine the benefits under each plan. The accrued benefits reflect actual compensation (both salary and incentives) earned during 2007. Under the terms of the Supplemental Plan, annual incentives earned for services provided in a plan year are deemed to have been paid ratably over that plan year. For example, the March 2008 payment pursuant to the 2007 annual incentive program was reflected in the 2007 plan compensation. We determined the present value of the benefit at retirement age by using the discount rate of 6.60% under Statement of Financial Accounting Standards No. 87 for the 2007 fiscal year end measurement (as of December 31, 2007). This present value assumes no pre-retirement mortality, turnover or disability. However, for the postretirement period beginning at the retirement age, we used the RP2000 Combined Healthy mortality table as published by the Society of Actuaries (same table used for financial reporting under FAS 87). Additional assumptions appear under the caption entitled Management’s Discussion and Analysis and Results of Operations in our annual report to shareholders for the fiscal year ended December 31, 2007.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Charles W. Shivery (1)	Qualified Plan	5.6	144,671
	Supplemental Plan	5.6	2,595,104
	Other Special Benefit	8.6	1,472,337
David R. McHale	Qualified Plan	26.3	399,757
	Supplemental Plan	26.3	1,386,262
Leon J. Olivier (2)	Qualified Plan	8.8	260,225
	Supplemental Plan	6.3	—
	Other Special Benefit	6.3	1,428,663
	Other Special Benefit	32.3	1,241,765	105,966
Gregory B. Butler	Qualified Plan	11.0	171,856
	Supplemental Plan	11.0	821,985
Jean M. LaVecchia	Qualified Plan	8.1	150,526
	Supplemental Plan	8.1	174,885
Cheryl W. Grisé (3)	Qualified Plan	26.9	747,040	28,525
	Supplemental Plan	26.9	7,635,240

(1)	Mr. Shivery’s actual service with us totaled 5.6 years at December 31, 2007. However, Mr. Shivery’s employment agreement provides for a special retirement benefit consisting of an amount equal to the difference between: (i) the equivalent of fully-vested benefits under the Retirement Plan and the Supplemental Plan calculated by adding three years to his actual service and using an early retirement commencement reduction factor of two percent per year for each year Mr. Shivery’s age upon retirement is under age 65, if that factor yields a more favorable result to Mr. Shivery than the factors then in use under the Retirement Plan, and (ii) benefits otherwise payable from the Retirement Plan and the Supplemental Plan. The value of the additional three years of service on December 31, 2007 was approximately $1,472,337.

(2)

Mr. Olivier was employed with Northeast Nuclear Energy Company, one of our subsidiaries (NNECO), from October of 1998 through March of 2001. In connection with this employment, he received a special retirement benefit that provided credit for service with NNECO when calculating the value of his defined benefit pension, offset by the pension benefit provided by NNECO. The benefit, which commenced upon Mr. Olivier’s 55th birthday, provides an annuity of $105,966 per year in a form that provides no contingent annuitant benefit. The present value of future payments under this benefit was calculated using the actuarial assumptions currently used by the Retirement Plan. Mr. Olivier was rehired by us in September 2001. Mr. Olivier’s current employment agreement provides for certain supplemental pension benefits in lieu of benefits under the Supplemental Plan if certain eligibility requirements are met, in order to provide a benefit similar to that provided by NNECO. Under this arrangement, if Mr. Olivier remains continuously employed by us until September 10, 2011 (or terminates his employment earlier with our consent), he will be eligible to receive a special benefit, subject to reduction for termination prior to age 65, consisting of three percent of final average compensation for each of his first 15 years of service since September 10, 2001, plus one percent of final average compensation for each of the second 15 years of service. Alternatively, if Mr. Olivier voluntarily terminates his employment with us after his 60th birthday, or we terminate his employment earlier for any reason other than “cause” (as defined in his employment agreement, generally meaning willful and continued failure to perform his duties after written notice, a violation of our Standards of Business Conduct or conviction of a felony) he is eligible to receive upon retirement a lump sum payment of $2,050,000 in lieu of benefits under the Supplemental Plan and the benefit described in the preceding sentence. These supplemental pension benefits will be offset by the value of any benefits he receives from the Retirement Plan. If the conditions described above are not met, then Mr. Olivier would be eligible for the make whole benefit under the Supplemental Plan. Amounts reported in the table assume the termination of his employment at age 60 and payment of the lump sum benefit of $2,050,000, offset by Retirement Plan benefits.

(3)	Mrs. Grisé retired effective July 1, 2007 with a vested benefit of $4,754 per month in the Retirement Plan.

NONQUALIFIED DEFERRED COMPENSATION IN 2007

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Charles W. Shivery	29,619	1,358,004	74,652	—	2,376,430
David R. McHale	—	118,675	4,903	—	201,311
Leon J. Olivier	124,766	148,298	91,760	—	1,196,301
Gregory B. Butler	3,822	173,276	9,666	—	366,170
Jean M. LaVecchia	2,735	69,050	3,956	—	115,285
Cheryl W. Grisé	5,774	277,699	34,025	—	878,573

(1)	Reflects base salary deferrals by the Named Executive Officers under the Deferral Plan for 2007. Named Executive Officers who participate in the Deferral Plan are provided with a variety of investment opportunities, which the individual can modify and reallocate at any time. Fund gains and losses are updated daily by our recordkeeper, Fidelity Investments. Contributions by the Named Executive Officer are vested at all times; however, the employer matching contribution vests after three years and will be forfeited if the executive’s employment terminates, other than for retirement, prior to vesting.

(2)	Includes employer matching contributions made to the Deferral Plan as of December 31, 2007 and posted on January 31, 2008, as reported in the All Other Compensation column of the Summary Compensation Table (Mr. Shivery: $22,869; Mr. Olivier: $7113; Mr. Butler: $4,717; Ms. LaVecchia: $1,454; and Mrs. Grisé: $1,911). The employer matching contribution is deemed to be invested in common shares but is paid in cash at the time of distribution. All other amounts relate to the value of common shares, the distribution of which was automatically deferred upon vesting of underlying RSUs pursuant to the terms of the respective Long-Term Incentive Programs, calculated using the closing price of the common shares on either the vesting date (February 25, 2007) or the last trading day prior to the vesting date if the vesting date falls on a weekend or holiday. For more information, see the footnotes to the Options Exercised and Stock Vested Table.

(3)	Includes the total market value of Deferral Plan balances at December 31, 2007 plus the value of vested RSUs for which the distribution of common shares is currently deferred, based on $31.31 per share, the closing price of our common shares on December 31, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In the event of a change of control, Messrs. Shivery, McHale, Olivier and Butler are each entitled to receive compensation and benefits following termination of employment without “cause” or upon termination of employment by the executive for “good reason.” The Compensation Committee believes that termination for good reason is conceptually the same as termination “without cause” and, in the absence of this provision, potential acquirers would have an incentive to constructively terminate executives to avoid paying severance.

Termination for “cause” generally means due to a felony conviction; acts of fraud, embezzlement, or theft in the course of employment; intentional, wrongful damage to Company property; gross misconduct or gross negligence in the course of employment; or a material breach of obligations under the agreement. Termination for “good reason” generally is deemed to occur following an assignment to duties inconsistent with his position, a failure by the employer to satisfy material terms of the agreement, or the transfer of the executive to an office location more than 50 miles from his or her principal place of business immediately prior to a change of control.

Generally, a “change of control” means a change in ownership or control effected through (i) the acquisition of 20% or more of the combined voting power of common shares or other voting securities, (ii) a change in the majority of the Board of Trustees over a 24-month period, unless approved by a majority of the incumbent Trustees, (iii) certain reorganizations, mergers or consolidations where substantially all of the persons who were the beneficial owners of the outstanding common shares immediately prior to such business combination do not beneficially own more than 50% of the voting power of the resulting business entity, and (iv) complete liquidation or dissolution of Northeast Utilities, or a sale or disposition of all or substantially all of the assets of Northeast Utilities other than to an entity with respect to which following completion of the transaction more than 50% (75% for Mr. Olivier and Ms. LaVecchia) of common shares or other voting securities is then owned by all or substantially all of the persons who were the beneficial owners of common shares and other voting securities immediately prior to such transaction.

The discussion and tables below reflect the amount of compensation that would be payable to each of the Named Executive Officers, except for Mrs. Grisé, in the event of: (i) termination of employment for cause; (ii) voluntary termination; (iii) involuntary not-for-cause termination (or voluntary termination for good reason); (iv) termination in the event of disability; (v) death; and (vi) termination following a change of control. The amounts shown assume that each termination was effective as of December 31, 2007, the last business day of the fiscal year as required under Securities and Exchange Commission reporting requirements.

Payments Upon Termination

Regardless of the manner in which the employment of a Named Executive Officer terminates, he or she is entitled to receive certain amounts earned during his or her term of employment. Such amounts include:

•	Vested restricted shares and RSUs;

•	Amounts contributed under the Deferral Plan;

•	Vested matching contributions under the Deferral Plan;

•	Pay for unused vacation; and

•	Amounts accrued and vested through the Retirement Plan, the 401k Plan and the Supplemental Plan.

I.	Post-Employment Compensation: Termination for Cause

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)

Incentive Programs (1)
Annual Incentives	—	—	—	—	—
Performance Cash	—	—	—	—	—
Restricted Stock and RSUs	2,106,185	201,311	254,850	349,458	139,693

Pension and Deferred Compensation
Qualified Retirement Plan (2)	155,498	262,348	189,224	133,144	150,524
Supplemental Plan Payments (2)	—	—	—	—	—
Special Retirement Benefit (2)	—	—	—	—	—
Deferral Plan (3)	175,727	—	917,443	11,296	21,756

Other Benefits
Health and Welfare Cash Value	—	—	—	—	—
Perquisites	—	—	—	—	—

Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	$2,437,410	$463,659	$1,361,517	$493,898	$311,973

(1)	The assumed termination date for purposes of this table is December 31, 2007. Only those RSUs that were previously vested but for which common shares were not distributed would be payable upon termination of employment for cause.

(2)	Only vested benefits under the Retirement Plan would be available to Named Executive Officers in the event of termination of employment for cause. With the exception of Ms. LaVecchia and Mr. Shivery, all of our Named Executive Officers are vested and eligible to receive a reduced benefit beginning at age 55 under the Retirement Plan. None of the Named Executive Officers has satisfied the minimum requirements for the make-whole benefit.

(3)	The amounts in this row represent vested balances in the Deferral Plan at December 31, 2007, which would be payable in accordance with previous distribution elections following termination of employment for any reason.

II.	Post-Employment Compensation: Voluntary Termination

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs (1)
Annual Incentives	1,683,360	487,620	452,226	390,700	198,740
Performance Cash	2,706,420	268,190	590,915	341,250	246,700
Restricted Stock and RSUs	4,270,458	201,311	659,895	349,458	139,693

Pension and Deferred Compensation
Qualified Retirement Plan (2)	181,315	262,348	189,224	133,144	150,524
Supplemental Plan Payments (2)	3,252,426	—	—	—	—
Special Retirement Benefit (2)	1,845,270	—	1,241,765	—	—
Deferral Plan (3)	270,245	—	941,451	11,296	21,756

Other Benefits
Health and Welfare Cash Value (4)	99,704	—	—	—	—
Perquisites	—	—	—	—	—

Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	$14,309,198	$1,219,469	$4,075,476	$1,225,848	$757,413

(1)	All Named Executive Officers would receive a payout under the 2007 Annual Incentive program and the 2005 - 2007 Performance Cash program based on actual results. All current Performance Cash Programs provide for pro-rated payout in the event that a participant’s employment terminates for retirement, death, or disability prior to the end of the performance period. “Retirement” is defined as eligibility to immediately commence a post-employment benefit under the Retirement Plan, Supplemental Plan or other employment agreement with us or one of our subsidiaries. Messrs. Shivery and Olivier and Mrs. LaVecchia satisfy this definition and would, therefore, be entitled to receive prorated payouts under the 2006 – 2008 and 2007 – 2009 Performance Cash Programs, which payments would be based on year-end results and paid in the first quarters of 2008 and 2009, respectively. The amounts reflected in the table are projections assuming target performance under the Performance Cash Programs. For RSUs granted under the Long-Term Incentive Programs that commenced in 2004, 2005, 2006 and 2007, Messrs. Shivery and Olivier and Ms. LaVecchia would be entitled to receive a prorated payout of unvested RSUs for time worked in the vesting period that would otherwise be completed on February 25, 2008. All Named Executive Officers would receive full payment for all previously vested RSUs for which common shares had not yet been distributed.

(2)	Pension amounts are present values at the end of 2007 of life annuities payable to each Named Executive Officer at age 65 (age 60 for Mr. Olivier). All assumptions used to calculate these pension values are the same as those described in the notes attached to the Pension Benefits Table.

(3)	The deferred compensation values are vested balances for all Named Executive Officers. Messrs. Shivery and Olivier are eligible for accelerated vesting of employer matches for 2004 through 2006 because of their retirement eligibility. Mr. Butler and Ms. LaVecchia would forfeit these unvested matches upon voluntary termination of employment. Mr. McHale does not participate in the Deferral Plan.

(4)	Mr. Shivery’s employment agreement provides for immediate eligibility to receive retiree health benefits upon retirement, which would be provided as cash in lieu of such benefits.

III.	Post-Employment Compensation: Involuntary Termination, Not for Cause

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs (1)
Annual Incentives	1,683,360	487,620	452,226	390,700	198,740
Performance Cash	2,706,420	268,190	590,915	341,250	246,700
Restricted Stock and RSUs	7,772,891	201,311	659,895	349,458	139,693

Pension and Deferred Compensation
Qualified Retirement Plan (2)	176,678	299,813	271,922	151,451	150,524
Supplemental Plan Payments (2)	3,141,932	—	—	—	—
Special Retirement Benefit (2)	2,972,333	1,100,305	1,778,078	930,265	—
Deferral Plan (3)	270,245	—	941,451	11,296	21,756

Other Benefits
Health and Welfare Cash Value (4)	81,248	10,044	72,175	93,649	7,207
Perquisites	7,000	7,000	7,000	7,000	7,000

Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement (5)	1,974,616	716,323	—	630,703	—
Separation Payment for Liquidated Damages (5)	1,974,616	716,323	—	630,703	—

Total	$22,761,339	$3,806,929	$4,773,662	$3,536,475	$771,620

(1)	Messrs. Shivery and Olivier, and Mrs. LaVecchia would satisfy the criteria for retirement treatment under the Long-Term Incentive Program as described in the Voluntary Termination Table. Mr. Shivery’s employment agreement provides for full vesting and distribution of all restricted shares and common shares in respect of RSUs upon involuntary termination of employment without cause. We would distribute to all Named Executive Officers common shares in respect of all previously vested RSUs for which common shares had not been distributed.

(2)	Employment agreements with Messrs. Shivery, McHale and Butler provide for the addition of two years of age and service in the calculation of pension benefits available upon an involuntary termination without cause. For Mr. Shivery, the two additional years of age and service is in addition to the three additional years of service to which he is entitled upon voluntary termination of employment. Pension amounts reflected above are the present values at the end of 2007 of benefits payable to each Named Executive Officer at the earliest unreduced benefit age (Mr. Shivery: age 63; Mr. McHale: age 63; Mr. Olivier: age 58; Mr. Butler: age 62; and Ms. LaVecchia: age 65). Except for the benefit payable to Mr. Olivier, these benefits are annuities calculated using the same assumptions described in the notes to the Pension Benefits Table. Under the terms of his employment agreement, if Mr. Olivier’s employment is terminated for any reason other than for “cause” (as defined in his employment agreement, generally meaning willful and continued failure to perform his duties after written notice, a violation of our Standards of Business Conduct or conviction of a felony), he will be immediately eligible to receive a special retirement benefit of $2,050,000 paid as a lump sum, offset by benefits from the Retirement Plan.

(3)	The deferred compensation values are vested balances for all Named Executive Officers. Messrs. Shivery, Olivier and Butler are eligible for accelerated vesting of the employer matches for 2004 through 2006 because of their retirement eligibility. Ms. LaVecchia would forfeit her unvested matches upon involuntary termination of employment.

(4)	Employment agreements with Messrs. Shivery, McHale and Butler provide for the payment of two years of active benefits value and retirement benefits if adding the “two additional years” of age and service would have made the officer eligible under the retiree health plan. Mr. Shivery’s employment agreement provides for automatic eligibility for retiree health benefits, and Mr. Olivier’s employment agreement provides for retiree health benefits if his employment terminates involuntarily without cause. Six months of employer-paid COBRA benefits are generally made available to all employees whose employment terminates involuntarily without cause. Thus, the amounts reported in the table are the cash value of 18 months of employer contributions toward active employee benefits for all Named Executive Officers, plus retiree benefits for Messrs. Shivery, Olivier and Butler after 24 months, each of whom would not otherwise be eligible for retiree health benefits except as provided under their employment agreements. These amounts would be paid as a lump sum and grossed up for applicable withholding taxes. All of the NEOs are also eligible to receive reimbursement for two years of financial planning and tax preparation services.

(5)	Employment agreements with Messrs. Shivery, McHale and Butler provide for a severance payment equal to two times the base salary plus annual incentives at target, one multiple of which is conditioned upon the execution of a non-competition agreement.

IV.	Post-Employment Compensation: Termination Upon Disability

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs (1)
Annual Incentives	1,683,360	487,620	452,226	390,700	198,740
Performance Cash	2,706,420	518,517	590,915	613,498	246,700
Restricted Stock and RSUs	4,270,458	201,311	659,895	349,458	139,693

Pension and Deferred Compensation
Qualified Retirement Plan (2)	181,315	592,797	260,225	171,486	150,524
Supplemental Plan Payments (2)	3,252,426	2,041,949	—	822,353	174,886
Special Retirement Benefit (2)	1,845,270	—	1,428,663	—	—
Deferral Plan (3)	270,245	—	941,451	11,296	21,756

Other Benefits
Health and Welfare Cash Value (4)	92,899	—	82,961	—	—
Perquisites	—	—	—	—	—

Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	$14,302,393	$3,842,194	$4,416,336	$2,358,791	$932,299

(1)	All current long-term Performance Cash Programs provide for a prorated payout in the event that a participant’s employment terminates prior to the end of the performance period for reason of disability. While actual values are reported for the 2007 Annual Incentive Program and the 2005 – 2007 Performance Cash Program amounts, amounts shown for the Performance Cash Program for 2006 – 2008, and 2007 – 2009 are based on target performance in accordance with program rules and prorated for time worked in the performance period. For RSUs, a disabled participant would receive payout of unvested RSUs prorated for time worked in the vesting period that would otherwise be completed on February 25, 2008 plus payment for all previously vested but not yet paid RSUs.

(2)	Under our Long-Term Disability (LTD) program, disabled participants in the Retirement Plan are allowed to continue to accrue service in the Retirement Plan during the period when they are receiving disability payments. Disability payments stop when the LTD participant elects to commence pension payments, but not later than age 65. We have assumed similar treatment in the development of the pension amounts reported in this table. For purposes of valuing the pension benefits, we have assumed that each Named Executive Officer would remain on LTD until his or her first unreduced make whole or target pension benefit age (Mr. Shivery, age 65; Mr. McHale, age 55; Mr. Olivier, age 60; Mr. Butler, age 62; and Ms. LaVecchia: age 65). Except for the benefit payable to Mr. Olivier, all payments would consist of life annuities calculated using the same assumptions detailed in the notes to the Pension Benefits Table. Mr. Olivier’s benefit would be paid as a lump sum of $2,050,000, offset by benefits from the Retirement Plan.

(3)	The deferred compensation values are vested balances for all Named Executive Officers, since all unvested employer matching contribution would become vested upon disability.

(4)	Mr. Olivier’s employment agreement provides for retiree health benefits if his employment terminates involuntarily without cause, even if he would not otherwise qualify for such benefits. The amount reported is the value of our contributions for these benefits paid as a lump sum grossed up for applicable withholding taxes. Mr. Shivery’s employment agreement provides for immediate eligibility to receive retiree health benefits upon retirement, which would be provided as cash in lieu of such benefits.

V.	Post-Employment Compensation: Death

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)

Incentive Programs (1)
Annual Incentives	987,308	282,188	300,362	248,459	123,058
Performance Cash	2,706,420	518,517	590,915	613,498	246,700
Restricted Stock and RSUs	4,270,458	201,311	659,895	349,458	139,693
Pension and Deferred Compensation
Qualified Retirement Plan (2)	169,809	1,031,233	271,922	120,786	56,395
Supplemental Plan Payments (2)	3,045,348	3,523,147	—	263,443	65,523
Special Retirement Benefit (2)	1,727,805	—	1,778,078	—	—
Deferral Plan (3)	270,245	—	941,451	11,296	21,756
Other Benefits
Health and Welfare Cash Value (4)	55,599	—	38,443	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	$13,232,992	$5,556,396	$4,581,066	$1,606,940	$653,125

(1)

The 2006-2008 and 2007-2009 Performance Cash Programs provide for a prorated payout in the event that a participant’s employment terminates prior to the end of the performance period for reason of death. All such payments would be prorated for time worked in each performance period and paid at target. For RSUs, a deceased participant’s beneficiary would receive a prorated payout of unvested

RSUs for time worked in the vesting period that would otherwise be completed on February 25, 2008 plus payment for all previously vested but not yet paid RSUs.

(2)	Represents the lump sum present value of pension payments to the surviving beneficiary of each Named Executive Officer.

(3)	The deferred compensation values are vested balances for all Named Executive Officers since all unvested employer matching contribution would become vested on account of death.

(4)	Upon his death, Mr. Olivier’s employment agreement provides for retiree health benefits for his spouse if she would not otherwise qualify for such benefits. The amount reported is the value of our contributions for these benefits paid as a lump sum grossed up for applicable withholding taxes.

Payments Made Upon a Change of Control

The employment agreements with Messrs. Shivery, McHale, Olivier and Butler include change of control benefits. We have not entered into an employment agreement with Ms. LaVecchia. Mr. Olivier and Ms. LaVecchia participate in the Special Severance Program for Officers of Northeast Utilities System Companies (SSP), which provides benefits upon termination of employment in connection with a change of control. The employment agreements and the SSP are binding on us and, except for Mr. Shivery’s agreement, on certain of our majority-owned subsidiaries. The terms of the various employment agreements are substantially similar, except for the agreement with Mr. Olivier, which refers instead to the change of control provisions of the SSP.

Pursuant to the employment agreements and under the terms of the SSP, if an executive officer’s employment terminates following a change of control, other than termination of employment for “cause” (as defined in the employment agreements, generally meaning wilful and continued failure to perform his duties after written notice, a violation of our Standards of Business Conduct or conviction of a felony), or by reason of death or disability), or if the executive officer terminates his or her employment for “good reason” (as defined in the employment agreements, generally meaning an assignment to duties inconsistent with his position, a failure by the employer to satisfy material terms of the agreement or the transfer of the executive to an office location more than 50 miles from his or her principal place of business immediately prior to a change of control), then the executive officer will receive the benefits listed below, which receipt is conditioned upon delivery of a binding release of all legal claims against the Company:

•

A lump sum severance payment (except for Mr. Olivier and Ms. LaVecchia) of two-times the sum of the executive’s base salary plus all annual awards that would be payable for the relevant year determined at target (Base Compensation);

•

As consideration for a non-competition and non-solicitation covenant, a lump sum payment in an amount equal to the Base Compensation (equal to two-times Base Compensation for Mr. Olivier and Ms. LaVecchia under the terms of the SSP);

•	Health continuation coverage, or the cash equivalent, paid by us for three years (two years for Mr. Olivier and Ms. LaVecchia);

•

Benefits as if provided under the Supplemental Plan, notwithstanding eligibility requirements for the Target Benefit, including favorable actuarial reductions and the addition of three years to the executive’s age and years of service as compared to benefits available upon voluntary termination of employment (except for Mr. Olivier, whose benefits are described below, and Ms. LaVecchia);

•	Automatic vesting and distribution of common shares in respect of all unvested RSUs; and

•

A lump sum payment in an amount equal to the excise tax charged to the executive under the Internal Revenue Code as a result of the receipt of any change of control payments, plus tax gross-up (except for Mr. Olivier and Ms. LaVecchia).

The summaries of the employment agreements above do not purport to be complete and are qualified in their entirety by the actual terms and provisions of the employment agreements, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2007.

VI.	Post-Employment Compensation: Termination Following a Change of Control

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs (1)
Annual Incentives	1,683,360	487,620	452,226	390,700	198,740
Performance Cash	4,125,000	811,990	871,900	894,550	360,320
Restricted Stock and RSUs	7,772,891	1,191,369	1,218,209	1,300,291	523,009
Pension and Deferred Compensation
Qualified Retirement Plan (2)	181,315	319,037	271,922	161,197	150,524
Supplemental Plan Payments (2)	3,252,426	—	—	—	—
Special Retirement Benefit (2)	3,690,540	1,200,788	1,778,078	1,103,689	—
Deferral Plan (3)	270,245	—	941,451	11,296	21,756
Other Benefits
Health and Welfare Cash Value (4)	85,527	123,431	72,175	110,717	7,207
Perquisites	8,500	8,500	8,500	8,500	8,500
Separation Payments
Excise Tax & Gross-Up (5)	5,020,003	2,029,702	—	1,752,663	—
Separation Payment for Non-Compete Agreement	1,974,616	716,323	762,458	630,703	396,521
Separation Payment for Liquidated Damages	3,949,232	1,432,646	762,458	1,261,405	396,521

Total	$32,013,655	$8,321,406	$7,139,377	$7,625,711	$2,063,098

(1)	All Named Executive Officers would receive a payout under the 2007 Annual Incentive Program and the 2005 – 2007 Performance Cash Program based on actual results. Under the terms of the 2006 – 2008 and 2007 – 2009 Performance Cash Programs, participants who are terminated upon a Change of Control become eligible for immediate payout of a target award, and under the terms of the outstanding grants of restricted shares and RSUs, all unvested shares and share units held by participants terminated upon a Change of Control would be immediately vested and paid.

(2)	Employment agreements with Messrs. Shivery, McHale and Butler provide for the addition of three years of age and service in the calculation of pension benefits available upon termination following a Change of Control. For Mr. Shivery, this three years of added age and service are in addition to the three years of added service provided upon his voluntary termination. Pension amounts reflected in the table are present values at the end of 2007 of benefits payable to each Named Executive Officer at the earliest unreduced benefit age (Mr. Shivery: age 62; Mr. McHale: age 62; Mr. Olivier: age 58; Mr. Butler: age 62; and Ms. LaVecchia: age 65). All but the benefit payable to Mr. Olivier are annuities that are calculated using the assumptions detailed in the notes to the Pension Benefits Table. Mr. Olivier’s benefit would be paid as a lump sum of $2,050,000 as offset by benefits from the Retirement Plan.

(3)	The deferred compensation values are vested balances for all Named Executive Officers since all unvested matching contribution would become fully vested upon the occurrence of a change of control.

(4)	Employment agreements with Messrs. Shivery, McHale and Butler provide for the payment of three years of active health benefits value and retiree health benefits if adding the three years of age and service would have made the executive eligible under the Retirement Plan. Mr. Olivier and Ms. LaVecchia participate in the SSP and are eligible for two years of active health benefits continuation. Six months of company-paid COBRA benefits are generally made available to all employees whose employment terminates involuntarily without cause. As a result, the amounts reported in the table represent the cash value of 30 months of employer contributions for each Named Executive Officer except Mr. Olivier and Ms. LaVecchia, whose benefits would consist of the cash value of 18 months of employer contributions. In addition to continuation of active health benefits, retiree health benefits for Messrs. Shivery and Olivier, which are provided for in each of their respective employment agreements regardless of eligibility, would be paid as a lump sum and grossed up for applicable withholding taxes. All Named Executive Officers are also eligible to receive reimbursement of fees for financial planning and tax preparation services for three years.

(5)	Excise Tax gross-up: Upon a Change of Control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. Employment agreements with each Named Executive Officer except Mr. Olivier and Ms. LaVecchia provide for a grossed-up reimbursement of these excise taxes. The amounts in the table are based on a Section 280G excise tax rate of 20%, a statutory federal income tax withholding rate of 35%, a Connecticut state income tax rate of 5%, and a Medicare tax rate of 1.45%. Mr. Olivier’s and Ms. LaVecchia’s benefits through the SSP do not provide for this payment. Severance Payments: Employment agreements with each NEO except Mr. Olivier and Ms. LaVecchia provide for a severance payment equal to three-times base salary plus annual incentives at target, one multiple of which is associated with the execution of a written non-competition agreement. Mr. Olivier’s and Ms. LaVecchia’s benefits under the SSP would consist of a payment of two-times base salary plus target annual incentives, all of which is conditioned upon the execution of a written non-competition agreement.

Cheryl W. Grisé

The following table sets forth the payments to be received by Cheryl Grisé, a former executive vice president, following her retirement on July 1, 2007. At the time Mrs. Grisé announced her intention to retire, we entered into an agreement in principle with her to ensure that she would remain with us until at least July 1, 2007. Under the agreement in principle, on January 2, 2008, we paid Mrs. Grisé a lump sum cash payment of $120,535 (i) as consideration for a standard general release of all claims against us in connection with her employment, which she delivered to us upon her retirement, and (ii) in lieu of a grant of RSUs and/or performance cash under the 2007-2009 long-term incentive program. Because Mrs. Grisé retired, she is also entitled to receive a payment under the 2007 Annual Incentive Program. In addition, as set forth in the notes to the Grants of Plan-Based Awards Table, Mrs. Grisé is eligible for distributions in the first quarter of 2008 under the 2005-2007 Performance Cash Program based on goal achievement, prorated to reflect that Mrs. Grisé performed services for two and one-half years out of the three-year period, and an award under the 2006-2008 Performance Cash Program based on goal achievement, prorated to reflect that Mrs. Grisé performed services for one and one-half years out of the three-year period ending December 31, 2008. Mrs. Grisé’s unvested RSUs from grants made in 2004, 2005, and 2006 were prorated based on service during 2007, and the remainder were forfeited. Mrs. Grisé is entitled to all of her vested but deferred RSUs, and she is eligible for a vested benefit under the Retirement Plan and the Supplemental Executive Retirement Plan.

Post-Employment Compensation: Cheryl W. Grisé

Payment	($)
Incentive Programs (1)
Annual Incentive	187,645
Performance Cash Program	711,994
Restricted Stock and RSUs	778,742
Pension and Deferred Compensation (2)
Qualified Retirement Plan	28,525
Supplemental Plan Payments	—
Special Retirement Benefits	—
Other Benefits (3)
Health and Welfare Cash Value	—
Separation Payments (4)
Separation Payment for Non-Compete Agreement	120,535
Separation Payment for Liquidated Damages	—

Total	1,827,441

(1)	Upon retirement, Mrs. Grisé became eligible to receive a payout under the 2007 Annual Incentive Program. She is also eligible to receive prorated payouts under the 2005-2007 and 2006-2008 Performance Cash Programs, which will be paid in 2008 and 2009, respectively, based on final performance. Amounts reflected in the table are actual payouts for the 2005-2007 Performance Cash Program and estimated payouts based on target performance for the 2006-2008 Performance Cash Program. Upon Mrs. Grisé’s retirement on July 1, 2007, unvested RSUs were vested in proportion to the time she was employed with us in 2007. Under the terms of the long-term incentive programs in which Mrs. Grisé participated, the remaining unvested RSUs were forfeited. A total of 24,872 RSUs vested and 19,373 RSUs were forfeited. On January 4, 2008, we distributed to Mrs. Grisé 17,361 common shares in respect of all previously vested RSUs (for which distribution of common shares had been deferred) following a six-month delay required for deferred compensation paid to “key employees” under Section 409A of the Internal Revenue Code, and we withheld 7,511 shares to satisfy Mrs. Grisé’s tax obligations. Mrs. Grisé realized $778,743 in ordinary income as a result of this transaction.

(2)	Pension values are the total accrued pension benefit payable as an annuity that pays 75% to her surviving spouse. At the time of her retirement, Mrs. Grisé began receiving her qualified retirement benefit. In compliance with Section 409A of the Internal Revenue Code, we delayed the start of Mrs. Grisé’s Supplemental Executive Retirement Plan (SERP) payments until six months after her retirement. On January 2, 2008, we paid six-months of Mrs. Grisé’s SERP “make-whole” benefit ($134,046) and six months of the SERP “target” benefit ($155,155). Mrs. Grisé’s monthly SERP “make-whole” and “target” benefits are $21,693 and $25,109, respectively. Assumptions used in the calculation of this benefit are further discussed in the notes to the Pension Benefits table.

(3)	Under the Retirement Plan, Mrs. Grisé became eligible to receive health benefits upon retirement. Mrs. Grisé did not receive any health and welfare benefits in excess of the benefits we offer to all of our employees.

(4)	In lieu of participation in the 2007-2009 Long-Term Incentive Program, Mrs. Grisé’s agreement in principle provides for a lump sum payment in the amount of $120,535, which we paid to her six months after her retirement on January 2, 2008.

TRUSTEE COMPENSATION

The Compensation Committee determines compensation for the Trustees based on competitive market practices for the total value of compensation and the allocation of cash and equity. The Committee establishes Trustee compensation at the median of the market of similarly-sized general industry companies. The compensation elements consist of an annual retainer, meeting fees and equity grants in the form of RSUs. The level of Trustee compensation established by the Committee enables us to attract Trustees who have a broad range of backgrounds and experiences.

We pay an annual retainer to each Trustee who is not employed by us or our subsidiaries. We pay an additional retainer to our Lead Trustee and the Chairs of each of the Audit, Compensation, Corporate Responsibility, Corporate Governance and Finance Committees. Each retainer is paid in four equal quarterly installments. We pay one-half of the value of the retainers payable to the Chairs of each of the Audit and Compensation Committees in the form of common shares. The following table sets forth the amounts of non-employee Trustee retainers for 2007:

Retainer	Annual Amount
Annual Retainer (all Trustees)	$45,000
Lead Trustee	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Responsibility Committee Chair	$7,500
Corporate Governance Committee Chair	$7,500
Finance Committee Chair	$10,000

During 2007, we paid each non-employee Trustee $1,500 for attendance in person or by telephone at each meeting of the full Board and each committee on which he or she served.

Under the Northeast Utilities Incentive Plan, each non-employee Trustee is eligible to receive share-based grants during each calendar year. In January 2007, each non-employee Trustee was granted 3,000 RSUs under the Incentive Plan, all of which vested on the one year anniversary of the date of grant. We distributed common shares in respect of these RSUs in January 2008.

Before 2007, we distributed common shares in respect of only one-half of RSUs granted to non-employee Trustees upon vesting. We deferred the distribution of common shares with respect to the remaining one-half of the RSUs until the earlier of four years after the vesting date or the month following the month in which a Trustee ceases to serve on the Board. In 2007, the Board adopted share ownership guidelines applicable to the non-employee Trustees and eliminated the distribution deferral provision for RSUs. However, Trustees were entitled to elect, on or before December 31, 2007, to make an irrevocable election to continue to defer distribution of common shares upon vesting of RSUs until four years after the vesting date. As a result, unless a Trustee elected to defer distribution of common shares, we distributed in January 2008 common shares in respect of previously vested RSUs for which distribution had been deferred. The share ownership guidelines require Trustees to attain ownership of 7,500 common shares and/or RSUs having a fair market value equal to approximately five times the value of the current annual retainer, by January 2012. All of the current Trustees, except for Mr. Leibler, who was elected as a Trustee on November 1, 2006, exceed the share ownership guidelines. Mr. Clarkeson, a nominee for election as Trustee, does not currently own any common shares.

Prior to the beginning of each calendar year, non-employee Trustees may irrevocably elect to receive all or any portion of their retainers and fees in the form of common shares. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of all or a portion of cash and/or equity compensation, including restricted share units issued under the Incentive Plan. Deferred funds are credited with interest at the rate set forth in Section 37-1 of the Connecticut General Statutes (as amended), which rate was 8% for all of 2007. Deferred compensation is payable either in a lump sum or in one to five annual installments in accordance with the Trustee’s prior election.

A non-employee Trustee who performs additional Board-related services in the interest of the Northeast Utilities System companies upon the request of either the Board or the Chairman of the Board is entitled to receive additional compensation equal to $750 per half-day plus reasonable expenses. In addition, we pay travel-related expenses for spouses of Trustees who attend Board functions. The Internal Revenue Service considers payment of travel expenses for a Trustee’s spouse to be imputed income to the individual Trustee. As a result, we provide each Trustee with a gross-up payment in an amount sufficient to pay the income tax liability for the imputed income attributable to such travel expenses.

The table below sets forth all compensation paid or accrued by each non-employee Trustee in 2007.

Trustee	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
Richard H. Booth	118,000	85,290	—	—	0	1,204	204,494
Cotton M. Cleveland	98,250	85,290	—	—	9,578	1,805	194,923
Sanford Cloud, Jr.	117,000	85,290	—	—	84	1,920	204,294
James F. Cordes	120,500	85,290	—	—	2,209	4,029	212,028
E. Gail de Planque	123,750	92,790	—	—	0	4,349	220,889
John G. Graham	107,500	95,290	—	—	8,514	2,366	213,670
Elizabeth T. Kennan	179,000	85,290	—	—	0	6,993	271,283
Kenneth R. Leibler	102,000	85,290	—	—	0	553	187,843
Robert E. Patricelli	108,000	85,290	—	—	0	0	193,290
John F. Swope	109,500	85,290	—	—	0	0	194,790

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash, including annual retainer fees, committee and/or committee chair fees, and meeting attendance fees. Also includes the amount of cash compensation deferred at the election of the Trustee. For the fiscal year ended December 31, 2007, Mrs. Cleveland deferred receipt of all of her board retainer and Mr. Graham deferred receipt of all of his retainer and meeting fees.

(2)

Represents the aggregate dollar amount of RSU grants expensed in 2007 under generally accepted accounting principles. Each trustee received a grant of 3,000 restricted share units on January 3, 2007 at a grant date fair value of $85,290 which grant vested on January 10, 2008. We paid one-half of the retainers for the Chair of the Compensation Committee and the Chair of the Audit Committee in cash. We paid the balance of these retainers in common shares with a grant date fair value equal to one-half of the amount of the retainer on the payment dates. The amounts reported for Dr. de Planque and Mr. Graham include the grant date fair value of these common shares. For Dr. de Planque, the amount includes one-half of the retainer paid to her as Chair of the Compensation Committee during 2007, or $7,500, which was equal to the grant date market value of 254 common shares. For Mr. Graham, the amount includes one-half of the retainer paid to him as Chair of the Audit Committee during 2007, or $10,000, which was equal to the grant date market value of 336 common shares. Mr. Graham deferred the receipt of these shares in accordance with the provisions of the Northeast Utilities Deferred Compensation Plan for Trustees. In addition, outstanding RSU grants were increased by dividend-

equivalents on the amount of those RSUs. These dividend-equivalents are subject to the same restrictions as the underlying RSUs. Total grants and options held by our Trustees on December 31, 2007 were as follows:

Trustee	Grant Awards Outstanding on December 31, 2007	Option Awards Outstanding on December 31, 2007
Richard H. Booth	21,248	5,000
Cotton M. Cleveland	19,262	12,500
Sanford Cloud, Jr.	9,018	—
James F. Cordes	14,499	5,000
E. Gail de Planque	6,396	7,500
John G. Graham	22,621	—
Elizabeth T. Kennan	21,694	—
Kenneth R. Leibler	3,775	—
Robert E. Patricelli	3,000	12,500
John F. Swope	18,259	12,500

All options are vested. Dr. Kennan and Messrs. Cloud, Graham and Leibler did not hold options to purchase common shares at December 31, 2007. All equity holdings are reported in the table captioned Common Stock Ownership of Trustees and Management appearing on page 18 of this Proxy Statement. Assumptions used in the calculation of this amount appear under the caption entitled Management’s Discussion and Analysis and Results of Operations in our Annual Report to Shareholders, filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Forfeitures are estimated, and the compensation cost of the restricted share unit awards will be reversed if the Non-employee trustee does not remain a trustee throughout the one-year vesting period.

(3)	We did not grant options to non-employee Trustees in 2007. We have not granted stock options since 2002.

(4)	Reflects the difference between the interest earned on amounts deferred by non-employee Trustees under the NU Deferred Compensation Plan for Trustees calculated at 120% of the Internal Revenue Service prescribed applicable monthly long-term federal rate which represents a market rate of return. We do not provide pension benefits to our non-employee Trustees.

(5)	Reflects the amount of tax gross-ups paid to non-employee Trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Trustees and executive officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on such reports and the written representations of our Trustees and executive officers, Northeast Utilities believes that for the year ended December 31, 2007, all such reporting requirements were complied with in a timely manner.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF AUDITORS

The independent registered public accounting firm of Deloitte & Touche LLP was selected by the Audit Committee to serve as independent auditors of Northeast Utilities and its subsidiaries for 2007. The shareholders ratified the selection of Deloitte & Touche LLP as the independent auditors for Northeast Utilities and its subsidiaries at the 2007 Annual Meeting of Shareholders. Pursuant to the recommendation of the Audit Committee, the Board of Trustees now recommends that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP to conduct an audit of Northeast Utilities and its subsidiaries for 2008. Our Declaration of Trust does not require that our shareholders ratify the selection of independent auditors. The Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Whether or not the selection of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the selection at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of Deloitte & Touche LLP.

The Board of Trustees recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Pre-Approval of Services Provided by Principal Auditors

The Audit Committee has established policies and procedures regarding the pre-approval of services provided by the principal auditors. Those policies and procedures delegate pre-approval of services to the Audit Committee Chair and/or Vice Chair provided that such offices are held by Trustees who are “independent” within the meaning of the Sarbanes-Oxley Act of 2002 and that all such pre-approvals are presented to the Audit Committee at the next regularly scheduled meeting of the Committee.

Fees Paid to Principal Auditor

We paid Deloitte & Touche LLP fees aggregating $3,108,754 and $3,134,359 for the years ended December 31, 2007 and 2006, respectively, comprised of the following:

1.	Audit Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the Deloitte Entities), for audit services rendered for the years ended December 31, 2007 and 2006 totaled $2,789,900 and $2,938,255, respectively. The audit fees were incurred for audits of our annual consolidated financial statements and those of our subsidiaries, reviews of financial statements included in our Quarterly Reports on Form 10-Q and those of our subsidiaries, comfort letters, consents and other costs related to registration statements and financings. The fees also included audits of internal controls over financial reporting as of December 31, 2007 and 2006.

2.	Audit Related Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2007 and 2006 totaled $260,000 and $150,000, respectively, primarily related to the examination of management’s assertions about the securitization subsidiaries of The Connecticut Light and Power Company, Public Service Company of New Hampshire and Western Massachusetts Electric Company and about our 401k Plan.

3.	Tax Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for tax services for the years ended December 31, 2007 and 2006 totaled $57,354 and $44,604, respectively. These services related solely to reviews of tax returns. There were no services related to tax advice or tax planning.

4.	All Other Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for services other than the services described above totaled $1,500 for each of the years ended December 31, 2007 and 2006, consisting of a license fee for access to an accounting research database.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate its authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. During 2007, the only services provided by the Deloitte Entities that were not pre-approved by the Audit Committee were de minimis services related to the issuance of an agreed-upon procedures report in connection with a debt financing transaction by Public Service Company of New Hampshire for which the Deloitte Entities received a fee of $5,000. The Audit Committee approved these de minimis services prior to the completion of the audit. The Deloitte Entities did not provide any other services that were not pre-approved by the Audit Committee.

The Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence and has concluded that the Deloitte Entities were and are independent of us in all respects.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is solely responsible for oversight of the relationship of Northeast Utilities with our independent auditors on behalf of the Board of Trustees. As part of its responsibilities, during 2007, the Audit Committee:

•

Received from the independent auditors the written disclosure, including the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed these matters and the independent auditors’ independence with the independent auditors as required by the Securities and Exchange Commission independence rules, Rule 2-01 of regulation S-X;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Reviewed and discussed the audited consolidated financial statements of Northeast Utilities for the years ended December 31, 2007 and 2006 with management.

The Board of Trustees and the Audit Committee are aware of the requirements of the Sarbanes-Oxley Act of 2002, the related increased scrutiny of financial statement disclosures of publicly held companies and the related rulemaking issued by the Securities and Exchange Commission. The Audit Committee has discussed the appropriateness and adequacy of disclosures in the consolidated financial statements with management and the independent auditors in light of this guidance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Committee has directed the preparation of this report and has approved its content and submission to shareholders.

Respectfully submitted,

John G. Graham (Chair)

Richard H. Booth (Vice Chair)

James F. Cordes

Elizabeth T. Kennan

Kenneth R. Leibler

John F. Swope

Dated: February 19, 2008

OTHER MATTERS

The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

By order of the Board of Trustees,

KERRY J. KUHLMAN
Vice President and Secretary

ANNUAL REPORT TO SHAREHOLDERS AND

ANNUAL REPORT ON FORM 10-K

Northeast Utilities’ Annual Report to Shareholders for the year ended December 31, 2007, including financial statements, is being mailed with or prior to this Proxy Statement. We will mail an additional copy of the Annual Report to any shareholder upon request. We will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 29, 2008, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

O. Kay Comendul

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

The Board of Trustees recommends a vote FOR proposals 1 and 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR ALL	WITHHELD FOR ALL	EXCEPTIONS*			FOR	AGAINST	ABSTAIN
1.	Election of Trustees as provided in the Company’s Proxy Statement.	☐	☐	☐	2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2008.	☐	☐	☐

	01 Richard H. Booth, 02 John S. Clarkeson, 03 Cotton M. Cleveland, 04 Sanford Cloud, Jr., 05 James F. Cordes, 06 E. Gail de Planque,	07 John G. Graham, 08 Elizabeth T. Kennan, 09 Kenneth R. Leibler, 10 Robert E. Patricelli, 11 Charles W. Shivery, and 12 John F. Swope.				The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

*Exceptions

Signature	Signature	Date
IMPORTANT:	Unless voting electronically or by telephone, this proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing as a fiduciary should so indicate. If shares are held by joint tenants or as community property, both must sign.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time on May 12, 2008

Your Internet or telephone vote authorizes the named proxies to vote your common shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/nu Use the internet to vote your common shares. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your common shares. Have your proxy card in hand when you call.

If you vote your common shares by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to

Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/nu

PROXY		PROXY
NORTHEAST UTILITIES

Proxy for Annual Meeting of Shareholders - May 13, 2008

The undersigned appoints CHARLES W. SHIVERY and ELIZABETH T. KENNAN, and each of them, proxies of the undersigned, with full power of substitution, to act for and to vote all common shares of Northeast Utilities that the undersigned would be entitled to cast if present in person at the 2008 Annual Meeting of Shareholders of Northeast Utilities to be held on May 13, 2008, and at any postponement or adjournment thereof, upon the matters indicated below.

When properly executed, this proxy will be voted as specified by the undersigned. Unless otherwise instructed, this proxy will be voted FOR proposals 1 and 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù  FOLD AND DETACH HERE   Ù

You can now access your NORTHEAST UTILITIES account online.

Access your Northeast Utilities shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Northeast Utilities, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Dear NUSCO 401K Shareholder,

Thank you for your investment in Northeast Utilities. We have enclosed your 2007 NU annual report and your shareholder proxy materials. Next year, you could receive these materials earlier, reduce environmental waste and reduce our company’s costs by registering to receive the annual report and shareholder proxy materials by e-mail.

You’ll also be helping in the restoration of the American chestnut tree while giving yourself the ability to vote your proxy shares in a matter of minutes over the Web.

The advantages of e-mail delivery are clear:

•	Speed: Through an e-mail link, obtain access to your NU annual report and proxy materials up to four weeks earlier than if you wait for bulk mail delivery.

•

Convenience: Vote easily online and without filling out paperwork. As always, voting your NUSCO 401K Plan shares will be confidential and secure. Employees with NU shares in multiple accounts will no longer receive multiple copies of proxies and annual reports.

•	Savings: Hard copy materials cost $5 per shareholder to produce and mail compared to 35 cents for electronic delivery.

•

Environmental Stewardship: In addition to eliminating the need for paper, ink and energy to print the annual report and proxy, for every NU employee that registers for e-mail delivery, NU will donate $5 to The American Chestnut Foundation, an organization devoted to restoration of the American chestnut tree.

•	Targeted delivery: You have the choice to send your materials to your home or work e-mail address, whichever is more convenient for you.

Registration is not difficult and it will take just a few minutes by going to the following Web site:

www.econsent.com/NU. You can sign up for e-mail delivery now. You will need your social security number to register.

If e-mail delivery fails, we will send you printed copies of the annual report and proxy materials. Once you sign up, you will automatically receive the annual report and shareholder proxy materials by e-mail in future years. However, you are free to reverse your decision at any time.

NU does not impose any additional cost for participating in this program. However, accessing your NU materials from your home may result in charges to you from your Internet service provider and/or the phone company.

I urge you to consider the advantages of e-mail delivery for you, the company and the environment, and register today. Thank you for your consideration of this worthwhile initiative. If you have additional questions, please contact NU’s Investor Relations team at 1-860-665-3249 or 1-860-665-5154.

Jeff Kotkin

Vice President, Investor Relations

The Board of Trustees recommends a vote FOR proposals 1 and 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR ALL	WITHHELD FOR ALL	EXCEPTIONS*			FOR	AGAINST	ABSTAIN
1.	Election of Trustees as provided in the Company’s Proxy Statement.	☐	☐	☐	2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2008.	☐	☐	☐

	01 Richard H. Booth, 02 John S. Clarkeson, 03 Cotton M. Cleveland, 04 Sanford Cloud, Jr., 05 James F. Cordes, 06 E. Gail de Planque,	07 John G. Graham, 08 Elizabeth T. Kennan, 09 Kenneth R. Leibler, 10 Robert E. Patricelli, 11 Charles W. Shivery, and 12 John F. Swope.				The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

*Exceptions

Signature	Signature	Date
IMPORTANT:	Unless voting electronically or by telephone, this proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing as a fiduciary should so indicate. If shares are held by joint tenants or as community property, both must sign.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 5:00 PM Eastern Time on May 11, 2008

Your Internet or telephone vote authorizes the named proxies to vote your common shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/nu Use the internet to vote your common shares. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your common shares. Have your proxy card in hand when you call.

If you vote your common shares by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/nu

PROXY		PROXY
NORTHEAST UTILITIES

Proxy for Annual Meeting of Shareholders - May 13, 2008

The undersigned appoints CHARLES W. SHIVERY and ELIZABETH T. KENNAN, and each of them, proxies of the undersigned, with full power of substitution, to act for and to vote all common shares of Northeast Utilities that the undersigned would be entitled to cast if present in person at the 2008 Annual Meeting of Shareholders of Northeast Utilities to be held on May 13, 2008, and at any postponement or adjournment thereof, upon the matters indicated below.

When properly executed, this proxy will be voted as specified by the undersigned. Unless otherwise instructed, this proxy will be voted FOR proposals 1 and 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù  FOLD AND DETACH HERE   Ù